UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SEEBEYOND TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001, of SeeBeyond Technology Corporation

2)	Aggregate number of securities to which transaction applies:
91,087,873 shares of SeeBeyond common stock (consisting of 84,962,036 shares of outstanding shares of SeeBeyond common stock, 7,745,402 shares issuable upon the exercise of options with an exercise price of less than $4.25 per share that will be vested upon the consummation of the merger, 2,099,687 shares issuable under the employee stock purchase plan, but excluding 3,719,252 shares of stock held in treasury).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying (x) .00011770 times (y) the sum of (1) 84,962,036, the aggregate number of shares of common stock issued and outstanding as of July 5, 2005, times $4.25, (2) 2,099,687, the aggregate number of shares issuable under the employee stock purchase plan as of July 5, 2005, times $4.25, plus (3) 7,745,402, the aggregate number of shares issuable under options that will be cashed out upon the merger, times $1.85, the difference between $4.25 and the average exercise per share for such options.

4)	Proposed maximum aggregate value of transaction: $384,341,316.45

5)	Total fee paid: $45,237

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On behalf of the Board of Directors of SeeBeyond Technology Corporation, you are cordially invited to attend a special meeting of stockholders of SeeBeyond to be held on [                    ], 2005 at [            ], local time, at [            ], California. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2005, by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation and SeeBeyond, referred to in this proxy as the merger agreement, and to approve the merger contemplated by the merger agreement. If the merger is completed, SeeBeyond will become a subsidiary of Sun, and you will receive $4.25 in cash (without interest) for each share of our common stock that you own.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, SeeBeyond and its stockholders and recommends that you vote “for” the adoption and approval of the merger agreement and approval of the merger at the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to adopt and approve the merger agreement and the merger. Our executive officers and directors have agreed pursuant to voting agreements with Sun to vote all their shares of SeeBeyond common stock, representing approximately 36.5% of our issued and outstanding shares, in favor of adoption of the merger agreement and the merger. These voting agreements would expire if the merger agreement were terminated (including if our board of directors decided to terminate the merger agreement to accept a superior offer), except that James Demetriades would remain required to vote 16,423,245 of his shares, representing approximately 19.3% of our issued and outstanding shares, in favor of adoption of the merger agreement and the merger, and against any alternative transaction for six months following any such termination.

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about SeeBeyond from documents that we have filed with the Securities and Exchange Commission. If the merger agreement is adopted by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived, subject to the right of Sun to defer the closing until September 26, 2005 if the closing would otherwise occur between August 31, 2005 and September 23, 2005.

James T. Demetriades President and Chief Executive Officer

This proxy statement is dated July [    ], 2005 and is first being mailed to stockholders on or about July [    ], 2005.

SEEBEYOND TECHNOLOGY CORPORATION

800 E. ROYAL OAKS DRIVE

MONROVIA, CA 91016

NOTICE OF SPECIAL MEETING

The special meeting of the stockholders of SeeBeyond Technology Corporation will be held on [                    ], 2005 at [            ], local time at [            ], California. The purpose of the meeting will be:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2005, by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation, a direct wholly owned subsidiary of Sun Microsystems, Inc., and SeeBeyond Technology Corporation, and to approve the merger; and

2.	To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only those persons who were holders of record of SeeBeyond common stock at the close of business on July 13, 2005, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of SeeBeyond common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. Holders of SeeBeyond common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 37.

The SeeBeyond board of directors unanimously recommends that stockholders vote FOR the approval and adoption of the merger agreement and approval of the merger at the special meeting.

By Order of the Board of Directors,

MARK BROOKS
Vice President, Legal & Business Affairs and General Counsel

Monrovia, California

July [    ], 2005

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS YOUR BROKER OR NOMINEE PROVIDES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU WISH TO DO SO.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

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APPENDICES

Annex A—	Agreement and Plan of Merger, dated as of June 27, 2005, by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation and SeeBeyond Technology Corporation	A-1

Annex B—	Voting Agreement, dated as of June 27, 2005, by and among Sun Microsystems, Inc., James Demetriades and SeeBeyond Technology Corporation	B-1

Annex C—

Form of Voting Agreement entered into by SeeBeyond Technology Corporation’s Officers and Directors, other than James Demetriades, dated as of June 27, 2005, by and among Sun Microsystems, Inc., such stockholder and SeeBeyond Technology Corporation

C-1

Annex D—	Fairness Opinion of SG Cowen & Co., LLC	D-1

Annex E—	Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	E-1

Annex F—	Section 262 of the Delaware General Corporation Law	F-1

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you as a SeeBeyond stockholder or that you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to approve the merger agreement. All information in this proxy statement was prepared and supplied by SeeBeyond, except for the descriptions of the businesses of Sun and Big Bear Acquisition Corporation contained in this summary below under the heading “The Companies,” and under “The Merger—The Companies” which were supplied by Sun. We encourage you to carefully read this entire document and the documents to which we have referred you.

The Companies (Page 13)

SeeBeyond Technology Corporation

SeeBeyond Technology Corporation (“SeeBeyond,” “us,” “we,” “our”) is a leading provider of business integration software that enables the real-time flow of information within the enterprise and among customers, suppliers and partners. Our principal executive offices are located at 800 E. Royal Oaks Drive, Monrovia, California 91016, and our telephone number there is (626) 471-6000.

Sun Microsystems, Inc.

Sun Microsystems Inc.’s (“Sun”) business is singularly focused on providing products and services for network computing, including network computing infrastructure solutions that comprise Computer Systems (hardware and software), Network Storage systems (hardware and software), Support services, Client solutions (formerly known as Professional services) and Knowledge services. Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054, and its telephone number there is (650) 960-1300.

Big Bear Acquisition Corporation

Big Bear Acquisition Corporation is a direct wholly-owned subsidiary of Sun formed solely for the purpose of merging into SeeBeyond to facilitate the merger.

The Merger Agreement (Page 40)

Structure and Effective Time; Merger Consideration; Treatment of Stock Options

In the merger, Big Bear Acquisition Corporation will merge into SeeBeyond and SeeBeyond will become a wholly-owned subsidiary of Sun. As a result of the merger, SeeBeyond stockholders will receive $4.25 in cash (without interest) for each share of our common stock. All of the options to purchase SeeBeyond common stock with an exercise price of less than $4.25 per share that are vested as of the effective time of the merger, including those options that vest as a result of the merger, will be terminated and cancelled in consideration for a cash payment equal to the product of (1) the excess of $4.25 over the applicable option exercise price by (2) the number of shares subject to such option. The remaining options, other than the options held by non-employees which will be cancelled, will be assumed by Sun and will be converted into options to purchase shares of common stock of Sun in a manner that generally preserves both the existing ratio of exercise price to fair market value and the existing aggregate spread of such options.

No Solicitation of Acquisition Proposals

The merger agreement contains certain restrictions on our ability to solicit, initiate, participate in discussions or negotiations with, approve, endorse, make or authorize any public statement, or enter into an agreement with a third party, with respect to a proposal to acquire all, or any significant interest in, SeeBeyond. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving and recommending an unsolicited superior offer from a third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

We may enter into an agreement with a third party for a superior offer subject to the following requirements:

•	our board has determined in good faith (after having consulted with outside legal counsel and our financial advisors) that it is a superior offer;

•	the SeeBeyond stockholders have not adopted the merger agreement;

•	we have notified Sun in writing five days prior to publicly changing or withdrawing our board’s recommendation of the merger that we have received a superior offer, the final terms of the superior offer and our intent to take action;

•	after delivering such notice, we have provided Sun with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement during that five calendar day period, and negotiated in good faith with Sun with respect to the merger agreement during that five calendar day period, as would enable us to proceed with our recommendation of the merger agreement to the stockholders;

•	our board has determined, after consultation with our financial advisor, that the terms of the superior offer are more favorable to the SeeBeyond stockholders than the merger, including any modified terms, and after consultation with outside legal counsel, the failure to effect a change of recommendation would reasonably be expected to result in a breach of the board’s fiduciary duties to our stockholders under applicable law; and

•	we have not breached any of our non-solicitation obligations.

In addition, if we terminate the agreement in order to enter into a definitive, binding agreement with a third party for a superior offer, we are required to pay Sun a termination fee of $12.6 million.

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied. These include:

•	approval and adoption of the merger agreement and approval of the merger by SeeBeyond’s stockholders;

•	the absence of any governmental statutes, rules or orders which make the merger illegal or otherwise prevent the merger;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, clearance under German merger-control law, and the obtaining of other material foreign antitrust approvals as reasonably determined by Sun and SeeBeyond;

•	the absence of suits or actions asserted by any governmental authority challenging or seeking to restrain or prohibit the merger or seeking to require a divestiture;

•	the absence of a material adverse effect on SeeBeyond since the date of the merger agreement;

•	performance by each party of its obligations under the merger agreement in all material respects; and

•	accuracy of the parties’ representations and warranties, subject to materiality qualifications.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual written consent of Sun and SeeBeyond;

•	by Sun or SeeBeyond, if the merger has not been consummated on or before December 31, 2005, or February 28, 2006 if the merger has not been consummated by such date due to a failure to obtain required antitrust approvals;

•	by Sun or SeeBeyond, if a governmental entity has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

•	by Sun or SeeBeyond, if the SeeBeyond stockholders do not approve and adopt the merger agreement and the merger at the special meeting or any postponement or adjournment thereof;

•	by Sun, prior to the special meeting, if our board (i) changes, withdraws, fails to affirm or otherwise modifies or amends in a manner adverse to Sun its recommendation of the merger agreement, (ii) recommends, approves or enters a competing acquisition proposal, or (iii) fails to reject a third party tender or exchange offer for SeeBeyond common stock;

•	by Sun or SeeBeyond, if the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, such that the closing conditions would not be satisfied, and such breach is incurable or, if it is curable, it is not cured within twenty days of written notice of the breach; provided that the breaching party continues to exercise reasonable efforts to cure the breach during such twenty-day period;

•	by SeeBeyond, if we have entered into a definitive agreement with respect to a superior offer in accordance with the terms of the merger agreement, subject to payment of the termination fee described below; or

•	by Sun, if a material adverse effect on SeeBeyond has occurred, and it is incurable or, if it is curable, it is not cured within twenty days of written notice of such material adverse effect; provided that SeeBeyond continues to use commercially reasonable efforts to cure the material adverse effect during such twenty-day period.

Termination Fees if the Merger is not Completed

If the merger agreement is terminated, we have agreed to pay to Sun a termination fee of $12.6 million if the merger agreement was terminated because:

•	prior to the stockholders’ adoption and approval of the merger agreement and the merger, SeeBeyond’s board of directors changes, withdraws, fails to reaffirm or otherwise modifies or amends in a manner adverse to Sun its recommendation of the merger, approves, recommends or we enter into any competing acquisition proposal, or fails to reject a competing tender offer or exchange offer;

•	SeeBeyond stockholders fail to approve and adopt the merger agreement at the special meeting; provided that prior to the stockholder meeting there was public disclosure of an acquisition proposal, and within twelve months following the termination of the merger agreement, SeeBeyond is acquired or enters into an agreement with respect to its acquisition;

•	SeeBeyond enters into a definitive binding agreement with respect to a superior offer; or

•	the merger is not consummated by December 31, 2005 (or February 28, 2006 if the merger is not consummated as a result of a failure to obtain required antitrust approvals), a competing acquisition proposal is publicly disclosed or otherwise disclosed to any director or officer prior to such termination, and within twelve months after the termination of the merger agreement, SeeBeyond is acquired or enters into a definitive agreement to be acquired and such acquisition reasonably relates to or was made in response to or during the pendency of such competing proposal.

The Special Meeting (Page 10)

General; Matters to be Considered

The special meeting of our stockholders will be held on [                    ], at [                    ], California. At the special meeting, you will be asked to consider and vote upon the approval and adoption of the merger agreement and approval of the merger.

Record Date and Quorum; Required Vote

If you owned shares of SeeBeyond common stock at the close of business on July 13, 2005, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of SeeBeyond common stock owned on the record date. As of July 13, 2005, there are [            ] shares of SeeBeyond common stock entitled to be voted. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of SeeBeyond common stock. A failure to vote your shares of SeeBeyond common stock or an abstention will have the same effect as a vote against the merger.

You may vote by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you may also be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides.

Shares Owned by SeeBeyond Directors and Executive Officers; Voting Agreements (Pages 10 and 36)

As of June 27, 2005, our directors and current executive officers owned approximately 36.5% of the outstanding shares of SeeBeyond common stock, excluding options. Each of them has advised us that he intends to vote all of his shares in favor of approval and adoption of the merger agreement and approval of the merger. Each director and executive officer has also entered into a voting agreement with Sun that obligates him to vote his shares for the merger, and against any alternative transaction. These voting agreements would expire if the merger agreement were terminated (including if our board of directors decided to terminate the merger agreement to accept a superior offer), except that James Demetriades would remain required to vote 16,423,245 of his shares, representing approximately 19.3% of our issued and outstanding shares, in favor of adoption of the merger agreement and the merger, and against any alternative transaction for six months following any such termination.

Reasons for the Merger; Recommendation of Our Board of Directors (Pages 17 and 20)

Our board of directors unanimously approved and adopted the merger agreement, and recommends that its stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger. You should review the factors that our board considered when deciding whether to approve the merger.

Opinions of Financial Advisors (Pages 20 and 26)

In deciding to approve the merger and adopt and approve the merger agreement, our board considered the opinion of our financial advisor SG Cowen & Co., LLC (“SG Cowen”) and the opinion of the financial advisor to our independent directors, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”).

Opinion of Our Financial Advisor

SG Cowen delivered its oral opinion to our board on June 27, 2005, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $4.25 cash per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Opinions of the Financial Advisor to our Independent Directors

Houlihan Lokey delivered its oral opinion to our independent directors on June 27, 2005, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $4.25 cash per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of SG Cowen’s and Houlihan Lokey’s written opinions are attached to this proxy statement as Annex D and Annex E, respectively, and are incorporated by reference into this proxy statement. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions. SG Cowen’s and Houlihan Lokey’s opinions are addressed to our board and the independent members of our board, respectively, and are among the many factors considered by our board in deciding to approve the merger.

Material United States Federal Income Tax Consequences (Page 32)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss, and, generally speaking, will be long-term capital gain or loss, if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters (Page 33)

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and to clearance under German merger-control law, as well as any applicable foreign antitrust law that may be required. There is no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Appraisal Rights (Page 37)

Under Delaware law, if you do not vote for approval of the merger and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the merger consideration.

Interest of Certain Persons in the Merger (Page 34)

Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as SeeBeyond stockholders. These interests include:

•	accelerated vesting of 50% of their unvested stock options;

•	for three executive officers, lump-sum cash payments if these executives are terminated (other than for cause or due to disability) in anticipation of or within three years following the merger totaling $2,096,250 and continuation of health and welfare benefits with an estimated value of $33,000;

•	for one executive officer, base salary continuation for 12 months if he is terminated at any time (other than for cause or due to disability) with a value of $500,000;

•	for all directors and executive officers, indemnification and directors’, officers’ and fiduciaries’ liability insurance; and

•	new indemnification agreements (which correct certain technical defects in our existing indemnification agreements) with our directors and certain officers that were entered into prior to the merger agreement.

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement?

A.	We have entered into a merger agreement with Sun Microsystems, Inc. Under the merger agreement, SeeBeyond will become a wholly-owned subsidiary of Sun and holders of our common stock will be entitled to receive $4.25 in cash per share, without interest. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q.	What will I receive in the merger?

A.	You will receive $4.25 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $425.00 in cash in exchange for your SeeBeyond shares.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. After carefully reading and considering the information contained in this proxy statement, please vote your shares of SeeBeyond common stock as soon as possible. You may vote your shares by returning the enclosed proxy. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q.	How does the SeeBeyond board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “Appraisal Rights” beginning on page 37 of this proxy statement.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at [ ], California, on [ ], 2005 at [ ] local time.

Q.	What vote of our stockholders is required to approve and adopt the merger agreement?

A.	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement and approval of the merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q.	Have any executive officers or directors of SeeBeyond agreed to vote in favor of the approval and adoption of the merger agreement as stockholders?

A.	All executive officers and directors of SeeBeyond have unanimously agreed to vote “for” the approval and adoption of the merger agreement as stockholders. Each of them have entered into voting agreements with Sun that obligate him to do so. These voting agreements terminate under certain circumstances. See “The Merger—Voting Agreements.”

Q.	Is the merger expected to be taxable to me?

A.	The receipt of cash in connection in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 32 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q.	What do I do if I want to change my vote?

A.	If you want to change your vote, notify the General Counsel of SeeBeyond in writing or submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being changed. Allow enough time for your notice or proxy to be delivered prior to the special meeting. You may alternatively attend the meeting and vote in person. If you have instructed a broker to vote your shares, however, you must follow the instructions received from your broker to change your vote.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible, and we anticipate that it will be completed by late summer or early fall of 2005. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger.”

Q.	Should I send in my stock certificates now?

A.	No, after the merger is completed, the exchange agent will send you written instructions for exchanging your SeeBeyond stock certificates in order to receive the merger consideration. You must return your SeeBeyond stock certificates as described in the instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	Where can I find more information about SeeBeyond?

A.	We file periodic reports and other information with the Securities and Exchange Commission. This information is available at the Securities and Exchange Commission’s public reference facilities, and the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger, need assistance submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitation agent, at (800) 322-2885. If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs, plans, objectives or expectations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other comparable terminology. These statements are only predictions and involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. These risks and uncertainties include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained for the merger;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	the reaction of our customers, partners and employees to the proposed merger and the consequent effect on our business;

•	the ability successfully to introduce and market products that keep pace with technological change and customer demand;

•	risks associated with long and variable sales cycles;

•	the ability to manage our large accumulated deficit;

•	costs and other effects associated with litigation and the protection of our intellectual property rights;

•	our relationships with systems integration partners and dependency on license revenues from the Business Integration Suite; and

•	costs related to the merger, as well as other risks detailed from time to time in the reports we file with the U.S. Securities Exchange Commission.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to Investor Relations at the address provided in “Where You Obtain Additional Information.”

All information contained in this proxy statement specifically relating to Sun Microsystems, Inc. and Big Bear Acquisition Corporation has been supplied by Sun Microsystems, Inc.

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to approve and adopt the merger agreement and approve the merger.

We cannot assure you that the merger will provide greater value to you than you would have if SeeBeyond continued as an independent public company.

Upon completion of the merger, our stockholders will have the right to receive $4.25, without interest, for each outstanding share of our common stock held by such stockholder. The closing price per share of our common stock on the NASDAQ Stock Exchange on June 24, 2005, the last trading day before we entered into the merger agreement with Sun, was $3.17. During the 12-month period ending on June 24, 2005, the most recent date prior to the mailing of this proxy statement, the closing price of our common stock varied from a low of $2.53 to a high of $4.20 and ended that period at $3.17. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if SeeBeyond continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee of $12.6 million to Sun in connection with a termination of the merger agreement.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire SeeBeyond.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Sun. In addition, in the merger agreement, we agreed to pay a termination fee to Sun in specified circumstances. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than Sun has offered in the merger agreement.

Our directors and officers have potential conflicts of interest that may have influenced their decision to support the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of SeeBeyond, when considering the board’s recommendation of the merger. Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as SeeBeyond stockholders. The SeeBeyond board was aware of these conflicts of interest when it approved the merger. These interests include:

•	accelerated vesting of 50% of their unvested stock options;

•	for three executive officers, lump-sum cash payments if these executives are terminated (other than for cause or due to disability) in anticipation of or within three years following the merger totaling $2,096,250 and continuation health and welfare benefits with an estimated value of $33,000;

•	for one executive officer, base salary continuation for 12 months if he is terminated at any time (other than for cause or due to disability) with a value of $500,000;

•	for all directors and executive officers, indemnification and directors’, officers’ and fiduciaries’ liability insurance; and

•	new indemnification agreements (which correct certain technical defects in our existing indemnification agreements) with our directors and certain officers that were entered into prior to the merger agreement.

See also “The Merger—Interests of Certain Persons in the Merger” on page 34.

THE SPECIAL MEETING

General

This proxy statement is being furnished to SeeBeyond stockholders as part of the solicitation of proxies by the SeeBeyond board of directors for use at the special meeting to be held at [            ], local time, on [            ], at [            ], California.

Matters to be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to approve the merger and approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2005, by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation and SeeBeyond Corporation, referred to in this proxy statement as the merger agreement. We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Quorum

The holders of record of SeeBeyond common stock as of the close of business on July 13, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [            ] shares of SeeBeyond common stock outstanding.

The holders of a majority of the outstanding shares of SeeBeyond common stock on the record date represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of SeeBeyond common stock held in treasury by SeeBeyond or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of SeeBeyond common stock held of record on July 13, 2005 entitles the holder to one vote at the special meeting. In order for your shares of SeeBeyond common stock to be included in the vote, you must vote your shares by submitting your proxy by telephone or the Internet, returning the enclosed proxy card by mail, or voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of SeeBeyond common stock. Because the affirmative vote of the holders of a majority of the outstanding shares of SeeBeyond common stock entitled to vote at the special meeting is needed to approve the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstention and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the SeeBeyond board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or, if available, to vote by the Internet or telephone.

Shares Owned by SeeBeyond Directors and Executive Officers

As of July 5, 2005, the directors and executive officers of SeeBeyond owned, in the aggregate, 31,200,999 shares of SeeBeyond common stock (excluding options), or approximately 36.5% of the outstanding shares of

SeeBeyond common stock. The directors and executive officers have informed SeeBeyond that they intend to vote all of their shares of SeeBeyond common stock in favor of the approval and adoption of the merger agreement and approval of the merger. Each director and officer has also entered into a voting agreement with Sun on June 27, 2005 that obligates him to vote his shares for the merger, and against any alternative transaction. See “The Merger—Voting Agreements.”

Proxies; Revocation

Each copy of this document mailed to SeeBeyond stockholders is accompanied by a form of proxy and a self-addressed envelope. You should complete and return the proxy card accompanying this document or, vote by the Internet or telephone to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of SeeBeyond prior to the voting of the proxy, which is dated a later date than the proxy, or

•	submitting a properly executed later-dated proxy, or voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

SeeBeyond Corporation

800 E. Royal Oaks Drive

Monrovia, CA 91016

Attention: Mark Brooks, Vice President,

Legal & Business Affairs and

General Counsel

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

All shares represented by valid proxies we receive through this solicitation, which proxies are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and approval of the merger. If you vote your shares of SeeBeyond common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.

SeeBeyond Stock Certificates

PLEASE DO NOT SEND YOUR SEEBEYOND COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR SEEBEYOND COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by SeeBeyond will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow SeeBeyond’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Non-Broker Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the approval and adoption of the merger agreement. For purposes of determining approval and adoption of the merger agreement, abstention and broker non-votes will have the same effect as a vote against the merger agreement.

Solicitation of Proxies

SeeBeyond will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers and employees of SeeBeyond may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. SeeBeyond also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. SeeBeyond has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at an anticipated cost of $7,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

Introduction

SeeBeyond is seeking approval of its stockholders for the merger agreement by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation and SeeBeyond Technology Corporation. In connection with the merger, SeeBeyond stockholders would receive $4.25 in cash for each share of SeeBeyond common stock outstanding immediately prior to the merger.

The Companies

SeeBeyond Technology Corporation

SeeBeyond is a leading provider of business integration software that enables the real-time flow of information within the enterprise and among customers, suppliers and partners. We believe we offer the world’s first fully integrated composite application network suite for advanced integration and composite application solutions architected from a single, internally developed software code base, encompassing application-to-application integration, business-to-business integration, business process management along with integrated human work flow, portal, Extract Transfer and Load, business activity monitoring and composite application development capabilities.

The principal executive offices of SeeBeyond are located at 800 E. Royal Oaks Drive, Monrovia, California 91016, and its telephone number is (626) 471-6000.

SeeBeyond’s common stock is traded on The Nasdaq National Market under the symbol “SBYN”.

Sun Microsystems, Inc.

Sun’s business is singularly focused on providing products and services for network computing. Network computing has been at the core of Sun’s offerings for the 23 years of its existence and is based on the premise that the power of a single computer can be increased dramatically when interconnected with other computer systems for the purposes of communication and sharing of computing power. Together with its partners, Sun provides network computing infrastructure solutions that comprise Computer Systems (hardware and software), Network Storage systems (hardware and software), Support services, Client solutions (formerly known as Professional services) and Knowledge services. Sun’s customers use Sun’s products and services to build mission-critical network computing environments on which they operate essential elements of their businesses. Sun’s network computing infrastructure solutions are used in a wide range of technical/scientific, business and engineering applications in industries such as telecommunications, government, financial services, manufacturing, education, retail, life sciences, media and entertainment, transportation, energy/utilities and healthcare.

The principal executive offices of Sun are located at 4150 Network Circle, Santa Clara, CA 95054, and its telephone number is (650) 960-1300.

Sun’s common stock is traded on The Nasdaq National Market under the symbol “SUNW”.

Big Bear Acquisition Corporation

Big Bear Acquisition Corporation (sometimes referred to in this proxy statement as “Merger Sub”) is a direct wholly-owned subsidiary of Sun formed solely for the purpose of merging into SeeBeyond to facilitate the merger.

The mailing address of Big Bear Acquisition Corporation’s principal executive offices is c/o Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, CA 95054, and its telephone number is (650) 960-1300.

Background of the Merger

Our board of directors and senior management periodically have reviewed and assessed our business strategy, the various trends and conditions affecting our business generally, and a variety of strategic and business alternatives available to the company, including the possibility of selling the company if an attractive offer could be obtained. In addition, in the course of our regular, ongoing discussions with other companies in our industry concerning commercial matters, our senior managers from time to time have had informal discussions with some of these companies concerning their possible interest in acquiring the company. Nothing has ever developed from these discussions other than the merger, as further described below.

Beginning in May 2003, we began discussions with Sun about more closely partnering with Sun. The discussions became focused on the possibility of an acquisition of SeeBeyond by Sun. Through early December 2003, Sun conducted preliminary due diligence on our business. Sun then indicated to us that they were not prepared to proceed with an acquisition at that time due to other strategic priorities.

At that time, we and Sun then began to discuss entering into a joint marketing arrangement that included field marketing activities and tighter product alignment between the two organizations. These discussions were unrelated to a sale of SeeBeyond to Sun. On October 18, 2004, Sun and SeeBeyond signed a joint marketing arrangement.

On January 13, 2005, Mark Bauhaus, Senior Vice President, Java Web Services of Sun, contacted James Demetriades, our Chief Executive Officer, by telephone regarding Sun’s potential interest in acquiring us. On January 14, 2005, Mr. Bauhaus and Brian Moriarty, Vice President of Business Affairs of Sun, and Brian Sulphin, Executive Vice President of Corporate Development of Sun, met with Mr. Demetriades at our offices in Monrovia, California to discuss further the possibility of an acquisition.

In response to these discussions, our board met in person on January 17, 2005 and directed management to pursue these discussions. Between February 21 and February 24, 2005, Mark Brooks, our Vice President, Legal & Business Affairs and General Counsel, negotiated with Craig Norris, Director of Mergers, Acquisitions and Strategic Transactions, Legal of Sun, with respect to a mutual confidentiality agreement, which included certain provisions precluding each party from acquiring shares of the other. The confidentiality agreement was signed on February 24, 2005.

On January 28, 2005, we retained Latham & Watkins LLP (“Latham & Watkins”) to serve as our special counsel in connection with any potential transaction with Sun. On February 3, 2005, we retained SG Cowen & Co., LLC (“SG Cowen”) to serve as our financial advisor in connection with any such transaction. On February 4, 5, and 6, 2005, our board met at a regularly scheduled off-site meeting and discussed further the possibility of an acquisition of SeeBeyond by Sun.

Between February 24, 2005 and April 24, 2005, we provided financial and operational information to Sun and J.P. Morgan Securities Inc. (“JPMorgan”), its financial advisor in connection with the merger.

On March 2, 2005, Mr. Demetriades communicated to Mr. Bauhaus and Jonathan Schwartz, Sun’s President and Chief Operating Officer, our interest to continue discussions and explained potential synergies between Sun and SeeBeyond.

On March 7, 2005, James Demetriades, Barry Plaga, and Alexander Demetriades of SeeBeyond and Matthew Kane and Owen Hart of SG Cowen met via conference call with Mr. Moriarty and other representatives from Sun and JPMorgan to further discuss the potential acquisition of SeeBeyond by Sun.

On March 11, 2005, JPMorgan contacted representatives of SG Cowen and indicated that, on a preliminary basis and subject to continuing due diligence, Sun would be interested in acquiring all of our common stock for $4.50 per share in cash. On March 11 and 12, 2005, Mr. Demetriades individually contacted each of the directors and explained Sun’s offer. Based on their input, Raymond Lane, our Chairman, called Scott McNealy, the Chairman and Chief Executive Officer of Sun, and informed him that SeeBeyond would not be interested in pursuing such a transaction.

Between March 18, 2005 and April 1, 2005, numerous conversations took place between SG Cowen and JPMorgan regarding the terms of Sun’s offer, including whether the $4.50 per share offer price could be increased. On March 21, 2005, James Demetriades called Brian Sutphin of Sun to inquire about certain terms of Sun’s offer, including whether the $4.50 per share price could be increased. On March 28, 2005, JPMorgan contacted SG Cowen and indicated that, subject to further diligence, Sun could proceed with a transaction in a value range between $4.50 to $4.75 per share, but that it could not commit to a definitive price at that time. Representatives of SG Cowen communicated this range to James Demetriades, who thereafter individually contacted each of our directors for their input. Based on these discussions, on April 1, 2005, SG Cowen contacted JPMorgan and indicated that SeeBeyond would consider a transaction between $4.50 to $4.75 per share depending on the specific price within that range.

During March and May 2005, Raymond Lane, our Chairman, made several inquiries to management of a major information technology company to determine whether that company would have any interest in acquiring SeeBeyond. No further discussions or proposals resulted from these contacts.

On April 4, 2005, we announced that we would miss our previously announced earnings guidance for the quarter ended March 31, 2005 and revised downward our previous revenue forecast. On the day of the announcement, our stock closed on the Nasdaq National Market at $2.83 per share, as compared to a closing price of $3.07 per share on the preceding trading day.

On or about April 13, 2005, Raymond Lane, our Chairman, and Scott McNealy, the Chairman and Chief Executive Officer of Sun, had discussions about a revised price range for an acquisition of SeeBeyond in view of our revised revenue forecast.

On April 14, 2005, James Demetriades, Barry Plaga, and Carv Moore of SeeBeyond and a representative of SG Cowen met via conference call with Mr. Moriarty and other representatives from Sun and JPMorgan to discuss our first quarter results and updated financial forecast.

On or about May 20, 2005, Mr. Moriarty indicated to Mr. Demetriades that, in light of our revised revenue forecast, Sun was reducing its proposed price range for an acquisition of SeeBeyond to $3.75 to $4.00 per share, subject to further due diligence and further understanding of the first quarter results and updated forecasts. Following that conversation, Mr. Demetriades individually contacted each of the directors to discuss the price reduction.

On May 27, 2005, James Demetriades, Reed Henry, Barry Plaga and Alexander Demetriades of SeeBeyond, Mr. Moriarty and Mark Bauhaus of Sun, representatives of JPMorgan, and representatives of SG Cowen, met in our offices in Monrovia, California to further discuss the merits of a strategic combination between the two companies.

On June 1, 2005, Brian Moriarty contacted James Demetriades to discuss the general terms of the offer that Sun would be presenting that day. Later that day, Sun presented to Mr. Demetriades a non-binding term sheet with respect to the acquisition of all of our common stock for a price of $4.00 per share which also included certain other “deal protection provisions.”

Sun also required that we enter into an exclusivity agreement under which we would agree not to solicit offers from, provide information to, or enter into or continue discussions with, other potential acquirors of any significant portion of our business or a majority of our capital stock for the term of the agreement.

On June 1, 2005, James Demetriades, Mark Brooks and Barry Plaga, our Chief Financial Officer, met via conference call with representatives of SG Cowen and Latham & Watkins to discuss the term sheet.

On June 2, 2005, Brian Moriarty of Sun contacted Mr. Demetriades to discuss the terms of Sun’s offer. Mr. Demetriades told Mr. Moriarty that $4.00 per share was not an adequate price and proposed raising the price to $4.50 per share. Mr. Demetriades also expressed concern with the possibility that some portion or all of the purchase price would be paid in Sun stock. Mr. Moriarty countered that Sun would “split the difference” at a $4.25 price and would be willing to do an all-cash deal.

On June 2, 2005, our board of directors held a meeting to discuss the proposed term sheet as well as the advisability of entering into an agreement to negotiate exclusively with Sun and not solicit interest from other potential parties. In addition to our directors and certain of our executive officers, representatives of Latham & Watkins and SG Cowen were present on the conference call. Our board of directors concluded that the proposed transaction was worth considering and directed the company’s senior management to continue discussions with Sun about a possible acquisition.

On June 2, 2005, James Demetriades called Brian Moriarty of Sun, and Mark Brooks called Craig Norris of Sun, to indicate that we would be interested in continuing discussions based on a $4.25 per share price.

Between June 2 and June 7, 2005, our officers, together with representatives of Latham & Watkins, negotiated the terms of the term sheet and the exclusivity agreement with Sun and representatives of its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”). In the course of these negotiations, in addition to increasing the price from $4.00 per share to $4.25 per share, Sun agreed to remove a number of the deal protection features that it had initially sought and provide an express and fully effective right of the board of directors to terminate the merger agreement in order to accept a superior offer, if one were to materialize.

On June 7, 2005, our board of directors held a meeting with certain of our executive officers and representatives of Latham & Watkins to consider the term sheet and exclusivity agreement as negotiated to date. At such meeting, our board of directors authorized management to enter into the exclusivity agreement and continue negotiating with Sun on the basis of the term sheet as then negotiated. Later the same day, we and Sun executed the exclusivity agreement. The exclusivity agreement provided that we would agree not to solicit offers from, provide information to, or enter into or continue discussions with, other potential acquirors of any significant portion of our business or a majority of our capital stock during the term of the exclusivity agreement.

On June 6, 2005, we received a due diligence request from Sun and Skadden Arps. On June 13, 2005, we began to make available to Sun and its representatives from Skadden Arps and JPMorgan various requested documents. We also began a series of interviews between officers of Sun and its representatives, and our officers and representatives, to facilitate Sun’s investigation of our business and discuss the timing and process for negotiating and completing the acquisition. Sun’s review of documents and interviews continued through June 27, 2005.

On June 10, 2005, Skadden Arps transmitted a draft merger agreement to us, Latham & Watkins and SG Cowen. Thereafter through June 27, 2005, there were numerous telephone conferences between Skadden Arps and Latham & Watkins and members of our and Sun’s respective legal and finance departments, and numerous exchanges of drafts of the merger agreement, the voting agreements and the non-competition agreements, as well as a meeting between representatives of Latham & Watkins and Skadden Arps and our and Sun’s legal departments in Skadden Arps’ offices in Palo Alto on June 15, 2005.

On June 17, 2005, our board of directors held a regularly scheduled meeting in Pasadena, California with all directors attending in person. Representatives of Latham & Watkins and SG Cowen were present at such meeting. Latham & Watkins led a discussion concerning the fiduciary duties applicable to the board’s consideration of the proposed merger. Representatives of SG Cowen presented their preliminary views regarding valuation of the company implied by the terms of Sun’s offer and comparisons of the company to comparable companies and the proposed transaction to comparable transactions. SG Cowen expressed its preliminary view that it did not expect that it would be difficult for SG Cowen to conclude that the merger consideration payable to the company’s stockholders would be fair to such stockholders from a financial point of view. SG Cowen also led a discussion of the board concerning different strategic options available to the company. The board then engaged in a lengthy discussion regarding whether independent members of the board should obtain a fairness opinion from a financial advisor hired separately by such independent directors (without influence of our management and specifically James Demetriades given his significant stock ownership in SeeBeyond) and with a fee structure not tied to the success of the proposed transaction. The board of directors ultimately determined to direct management to engage a second financial advisor, whose compensation would not be contingent on consummation of the merger, to evaluate the fairness of the transaction from a financial point of view and render an opinion with respect thereto to the independent directors of the board. Pursuant to such determination, on June 21, 2005, we engaged Houlihan Lokey in such capacity on behalf of our independent directors.

On June 27, 2005, our board of directors met telephonically. Mr. Demetriades updated the board on the status of negotiations with Sun. Representatives of Latham & Watkins gave a presentation regarding the applicable legal considerations, the structure of the proposed transaction, and the material terms of the proposed agreement with Sun. In addition, representatives of Latham & Watkins discussed a proposal to amend the Change of Control Agreement, dated as of February 5, 2005, applicable to Alexander Demetriades to increase his consideration upon a change of control from 18 months compensation to 20 months compensation (including bonus), and a new form of indemnification agreement applicable to our officers and directors, as well as the agreements that Sun had made with respect to the Change of Control Agreements for James Demetriades, Alexander Demetriades, Barry Plaga and Mark Brooks. Representatives of SG Cowen then gave a presentation to the board regarding the valuation analysis of SeeBeyond, including the different valuation methodologies used and the valuation ranges implied by each of these methodologies as well as the assumptions made. SG Cowen delivered its oral opinion to our board, which opinion was subsequently confirmed in writing as of June 27, 2005, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in such opinion, the $4.25 per share of cash consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such holders. Representatives of Houlihan Lokey then also gave a presentation to the board regarding its valuation analysis of SeeBeyond, including the different valuation methodologies used and the valuation ranges implied by each of these methodologies as well as the assumptions made. Houlihan Lokey then delivered its oral opinion to the independent directors of our board, which opinion was subsequently confirmed in writing as of June 27, 2005 to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in such opinion, the $4.25 per share of cash consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such holders.

After deliberation and consideration of various issues related to the merger, the board of directors deemed it advisable and in the best interest of SeeBeyond and our stockholders to enter into the merger agreement and the voting agreements, amend Alexander Demetriades’ Change of Control Agreement, and enter into the indemnification agreements, and resolved unanimously to approve the merger and adopt and approve the merger agreement, the voting agreements, the amendment to the Change of Control Agreement and the indemnification agreements.

Following the board meeting, the parties executed the merger agreement and issued a joint press release announcing the proposed merger.

Reasons for the Merger

Our board has unanimously (i) determined that the merger is advisable and fair to, and in the best interest of, SeeBeyond and our stockholders, (ii) approved the merger agreement and the voting agreement and the transactions contemplated thereby, and (iii) recommended that our stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger.

In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and considered the following material facts:

Factors Relating to the Transaction Generally:

•	SeeBeyond has experienced increased competition in recent years, and expects to experience greater competition in the future, as a result of several factors, including the development that larger, better capitalized software vendors are offering integration products.

•	SeeBeyond’s sales force and distribution structure is smaller than those of larger and more diversified competitors. As the software business has moved towards a more vertical selling model, in which knowledge of the customer’s industry is critical, we are disadvantaged by our limited resources to invest in building industry specific sales teams.

•	In addition, it has become increasingly difficult for us to market against larger, better capitalized competitors who can offer broader solutions and can persuade customers of the advantages of a vendor with greater financial stability for more significant, long-term purchases.

•	As a result of changes in the market place, we have experienced significant margin erosion in trying to compete against larger vendors.

•	A combination with a company such as Sun will provide increased financial strength and greater resources to develop SeeBeyond’s business integration solutions and will provide a more efficient and cost-effective route to market.

•	The environment for acquisitions in the software industry is very competitive such that SeeBeyond currently represents a valuable strategic opportunity for potential buyers such as Sun, given our consistent technology leadership, the interest of such buyers in expanding into the integration space and their large sales infrastructures. Accordingly, our board concluded that this was a favorable time to undertake a sale of the company.

Factors Relating to the Specific Terms of the Merger Agreement with Sun:

•	The merger consideration of $4.25 per share to be received by our stockholders represents a substantial premium to historical trading prices of our common stock. The merger consideration represents a 34.1% premium over the closing price of our common stock on June 24, 2005, the last trading day prior to the approval of the transaction by our board of directors; a 42.4% premium over our average stock price for the three month period ending June 24, 2005; and a 32.4% premium over our average stock price for the one year period ending June 24, 2005.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	Sun has adequate capital resources to pay the merger consideration.

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Sun of a termination fee of $12.6 million, to terminate the merger agreement to accept a superior offer.

•	The voting agreements with our officers and directors terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer, other than with respect to approximately 19.3% of our outstanding stock.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Sun’s obligations to complete merger, including:

–	Sun is generally obligated to close the merger notwithstanding any breaches of SeeBeyond’s representations and warranties, unless those breaches would have a material adverse effect on SeeBeyond.

–	Although Sun has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on SeeBeyond as a whole, the effects of changes affecting the United States or world economy generally or industry conditions to the extent they do not disproportionately affect SeeBeyond, changes primarily resulting from the loss of customers or employees as a result of the announcement of the merger, are excluded in determining whether any material adverse effect has occurred.

•	Our board considered the presentation by SG Cowen on June 27, 2005 and its opinion that, as of June 27, 2005, and based on and subject to the matters set forth in its opinion, the consideration to be offered to SeeBeyond stockholders in the merger was fair, from a financial point of view, to such stockholders, and the presentation by Houlihan Lokey on June 27, 2005 and its opinion that, as of June 27, 2005, and based on and subject to the matters set forth in its opinion, the consideration to be offered to SeeBeyond stockholders in the merger was fair, from a financial point of view, to such stockholders.

•	Our board considered the terms of the merger agreement, as reviewed by the SeeBeyond board with its legal advisors, including that the conditions to closing the merger are limited to SeeBeyond stockholder approval, antitrust clearance and other customary conditions, the likelihood of the merger being approved by the appropriate regulatory authorities, the likely time period necessary to close the transaction and the ability of our stockholders to exercise appraisal rights.

Potential Negative Factors Relating to the Transaction:

The SeeBeyond board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•	SeeBeyond will no longer exist as an independent company and its stockholders will no longer participate in its growth as an independent company and also will not participate in any synergies resulting from the merger.

•	The merger agreement precludes us from actively soliciting alternative proposals.

•	We are obligated to pay Sun a termination fee of $12.6 million if we or Sun terminate the merger agreement under certain circumstances. In addition, even if we terminate the merger agreement, the voting agreement with Chief Executive Officer will continue to be in effect with respect to approximately 19.3% of our outstanding stock. It is possible that these provisions could discourage a competing proposal to acquire us or that the termination fee could reduce the price in an alternative transaction.

•	While the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and the effect on business relationships and the potential effect on business and customer relationships.

•	Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders.

•	The gain from an all-cash transaction would be taxable to our tax-paying shareholders for United States federal income tax purposes.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by the SeeBeyond board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect or any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

At a meeting on June 27, 2005, our board of directors unanimously determined that the merger is fair to, and in the best interest of, SeeBeyond and its stockholders and that the merger is advisable and approved the merger agreement and recommended that SeeBeyond stockholders vote in favor of the adoption and approval of the merger agreement and the approval of the merger.

Opinion of SG Cowen & Co., LLC

Pursuant to an engagement letter dated February 3, 2005, SeeBeyond retained SG Cowen to act as a financial advisor and render an opinion to the board of directors of SeeBeyond as to the fairness, from a financial point of view, to the holders of SeeBeyond common stock of the consideration received in the transaction.

On June 26, 2005, SG Cowen delivered certain of its written analyses and on June 27, 2005 its oral opinion to the board of directors of SeeBeyond, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of June 27, 2005, the consideration received in the transaction was fair, from a financial point of view, to the stockholders of SeeBeyond.

The full text of the written opinion of SG Cowen, dated June 27, 2005, is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. Holders of SeeBeyond common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the board of directors of SeeBeyond and are directed only to the fairness, from a financial point of view, of the consideration received in the transaction, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement delivered to SG Cowen on June 26, 2005;

•	certain publicly available financial and other information for SeeBeyond and certain other relevant financial and operating data furnished to SG Cowen by SeeBeyond management;

•	certain publicly available financial and other information for Sun;

•	certain internal financial analyses, financial forecasts, reports and other information concerning SeeBeyond, prepared by the management of SeeBeyond;

•	First Call estimates and financial projections in Wall Street analyst reports for SeeBeyond and Sun;

•	certain operating results of SeeBeyond as compared to operating results, the reported price and trading histories of certain publicly-traded companies SG Cowen deemed relevant;

•	discussions SG Cowen had with certain members of the management of SeeBeyond concerning the historical and current business operations, financial conditions and prospects of SeeBeyond and such other matters SG Cowen deemed relevant;

•	the reported price and trading histories of the shares of the common stock of SeeBeyond as compared to the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the transaction as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of this opinion.

In conducting its review and arriving at its opinion, SG Cowen, with SeeBeyond’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by SeeBeyond and Sun or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct, nor has it assumed any obligation to conduct, any physical inspection of the properties or facilities of SeeBeyond. SG Cowen further relied upon the assurance of management of SeeBeyond that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with SeeBeyond’s consent, assumed that the financial forecasts which SG Cowen examined were reasonably prepared by the management of SeeBeyond on bases reflecting the then currently best available estimates and good faith judgments of such management as to the future performance of SeeBeyond. SG Cowen assumed, with SeeBeyond’s consent, that each of the financial forecasts and the First Call estimates and Wall Street projections utilized in SG Cowen’s analyses with respect to SeeBeyond provided a reasonable basis for its opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of SeeBeyond, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to SeeBeyond, SG Cowen relied on the advice of legal counsel to SeeBeyond. SG Cowen’s services to SeeBeyond in connection with the transaction have included the rendering of an opinion from a financial point of view of the consideration received in the transaction. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. Although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction will be satisfied without waiver of the conditions. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the merger agreement or take any other action in connection with the transaction or otherwise. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration received in the transaction. SG Cowen has not been requested to opine as to, and SG Cowen’s opinion does not in any manner address, SeeBeyond’s underlying business decision to effect the transaction.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of SeeBeyond the assumptions on which such analyses were based and other factors, including the historical and projected financial results of SeeBeyond. No limitations were imposed by the board of directors of SeeBeyond with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Historical Stock Trading Analysis

SG Cowen analyzed the closing prices of SeeBeyond common stock over various periods ending June 24, 2005. SG Cowen noted that the $4.25 merger price to be received by SeeBeyond’s stockholders in the transaction was above the historical trading ranges of share prices for the 52-week period ending June 24, 2005. The table below illustrates the stock prices for various periods within the 52-week range ending June 24, 2005, and the premium or discount implied by the merger price in the transaction to the historical stock price.

	Historical Average Price	Premium at $4.25 Offer
June 24, 2005	$3.17	34%
1-Week Average	$3.15	35%
1-Month Average	$3.08	38%
3-Month Average	$2.98	42%
52-Week High	$4.20	1%
52-Week Low	$2.53	68%

Analysis of Premiums Paid in Selected Transactions

SG Cowen reviewed the premium of the merger price over the average trading prices one day, one week, and one month prior to the announcement date of selected transactions in the technology industry, referred to as Technology Transactions, since June 1, 2003. Acquisitions reviewed included transactions with deal values between $250 million and $750 million, which were completed as of June 24, 2005.

The following table presents the premium of the offer prices over the average trading prices one day, one week, and one month prior to the announcement date for the Technology Transactions based on the consideration paid in the transaction compared to the premium implied by the consideration to be paid in the merger.

	1-Day Average	1-Week Average	1-Month Average
Technology Transactions Median	20.0%	20.9%	29.1%
Technology Transactions Mean	26.9%	28.9%	32.4%

Premiums at $4.25 Offer	34.1%	35.1%	38.1%

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, SG Cowen compared selected projected operating and financial data and ratios for SeeBeyond to the corresponding financial data and ratios of certain other companies, referred to as Selected Companies, whose securities are publicly traded and which SG Cowen believes currently have operating variables (such as similar business model or operations) similar to those that management of SeeBeyond expects SeeBeyond to attain in the future. These companies were:

•	Integration/Middleware Vendors

–	Iona Technologies

–	Tibco Software, Inc.

–	Vitria Technology, Inc.

–	webMethods, Inc.

•	Infrastructure Software/Other

–	BEA Systems, Inc.

–	FileNet Corp.

–	Informatica Corp.

–	Progress Software Corp.

–	Sybase

Although SG Cowen also performed the same analysis described in this section with respect to Infrastructure Software/Other Companies, in its analysis, SG Cowen focused on the projected operating and financial data and ratios of the Selected Companies within the Integration/Middleware Vendors tier, as their businesses and operating statistics are more comparable to those of SeeBeyond.

SG Cowen reviewed the trading stock price as of June 24, 2005 of the Selected Companies within the Integration/Middleware Vendors tier as a multiple of their respective projected calendar year 2005 and 2006 earnings per share estimates, referred to as CY2005 EPS and CY2006 EPS, respectively. SG Cowen also reviewed the equity value of common stock, referred to as Equity Value, and the Equity Value plus total debt less cash and equivalents, referred to as Enterprise Value, of the Selected Companies within the Integration/Middleware Vendors tier. SG Cowen analyzed the Enterprise Value as a multiple of their respective projected calendar year 2005 and 2006 revenue estimates, referred to as CY2005 Revenue and CY2006 Revenue, respectively.

The following table presents, for the periods indicated, the multiples implied by the ratio of the Enterprise Value to CY2005 Revenue and CY2006 Revenue, as of June 24, 2005, and the multiples implied by the ratio of the June 24, 2005 trading stock price to CY2005 EPS and CY2006 EPS.

	EV/Revenue				P/E
	CY2005 E		CY2006 E		CY2005 E		CY2006 E
Integration/Middleware Vendors (High)	2.5	x	2.3	x	38	x	34	x
Integration/Middleware Vendors (Median)	0.7	x	0.6	x	36	x	24	x
Integration/Middleware Vendors (Mean)	1.1	x	1.0	x	36	x	24	x
Integration/Middleware Vendors (Low)	0.4	x	0.3	x	35	x	16	x

Implied Multiples at $4.25 Offer	1.8	x	1.6	x	57	x	41	x

Although the Selected Companies were used for comparison purposes, none of those companies is identical to SeeBeyond. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or SeeBeyond to which they are being compared.

Analysis of Selected Transactions

SG Cowen reviewed the financial terms, to the extent publicly available, of selected transactions referred to as the Precedent Transactions, involving the acquisition of selected public companies in the software industry that have been announced between January 1, 2002 and June 27, 2005. These transactions were:

Announced	Acquiror	Target
06/09/05	Computer Associates International, Inc.	Niku Corporation
06/02/05	Sun Microsystems, Inc.	Storage Technology Corporation
05/10/05	Sun Microsystems, Inc.	Tarantella, Inc.
05/09/05	ScanSoft, Inc.	Nuance Communications, Inc.
04/18/05	Adobe Systems Incorporated	Macromedia, Inc.
02/04/04	Hewlett-Packard Company	Novadigm Inc.
01/12/04	Stellent Inc.	Optika Inc.
10/27/03	Symantec Corporation	On Technology Corporation
10/21/03	Open Text Corporation	iXOS Software AG
10/14/03	EMC Corporation, Inc.	Documentum, Inc.
08/06/03	Interwoven, Inc.	iManage, Inc.
04/07/05	Computer Associates International, Inc.	Concord Communications, Inc.
03/21/05	Oracle Corporation	Retek, Inc.
03/14/05	IBM Corporation	Ascential Software Corporation
12/16/04	Symantec Corporation	Veritas Software Corporation

Announced	Acquiror	Target
10/06/04	Computer Associates International, Inc.	Netegrity, Inc.
08/24/04	Cognos Incorporated	Frango AB
06/29/04	Tektronix, Inc.	Inet Technologies, Inc.
04/29/04	BMC Software, Inc.	Marimba, Inc.
04/22/04	TIBCO Software Inc.	Staffware plc
04/13/04	Pitney Bowes Inc.	Group 1 Software, Inc.
03/03/04	Serena Software Inc.	Merant plc
08/04/03	Ascential Software Corporation	Mercator Software, Inc.
07/23/03	Hyperion Solutions Corporation	Brio Software, Inc.
07/18/03	Business Objects SA	Crystal Decisions Inc.
07/08/03	EMC Corporation, Inc.	Legato Systems Inc.
04/24/03	ScanSoft, Inc.	SpeechWorks International, Inc.
12/19/02	VEritas Software Corporation	Precise Software Solutions Ltd.
12/06/02	IBM Corporation	Rational Software Corporation
06/10/02	Novell, Inc.	SilverStream Software, inc.
02/21/02	Legato Systems Inc.	OTG Software Inc.
01/05/02	TIBCO Software Inc.	Talarian Corporation

SG Cowen reviewed the Equity Value paid in the Precedent Transactions as a multiple of the latest twelve months earnings as of the date on which the transaction occurred, referred to as LTM Earnings, and the next twelve months forecast earnings as of the date on which the transaction occurred, referred to as NTM Earnings.

SG Cowen also reviewed the Enterprise Value paid in the Precedent Transactions as a multiple of the latest twelve months revenue as of the date on which the transaction occurred, referred to as LTM Revenue, and the next twelve months revenue as of the date on which the transaction occurred, referred to as NTM Revenue.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM Revenue and NTM Revenue, and the multiples implied by the ratio of Equity Value to LTM Earnings and NTM Earnings. The information in the table is as of June 24, 2005.

	EV/Revenue		Equity/Earnings
	LTM	NTM	LTM	NTM
Precedent Transactions (High)	6.1x	5.3x	74x	72x
Precedent Transactions (Median)	2.7x	2.4x	46x	40x
Precedent Transactions (Mean)	3.0x	2.6x	49x	42x
Precedent Transactions (Low)	1.0x	1.0x	30x	23x

Implied Multiple at $4.25 Offer	1.9x	1.8x	NM	42x

Note:	Summary multiples reflect closed transactions as of June 24, 2005.

Although the Precedent Transactions were used for comparison purposes, the circumstances and terms surrounding each of these transactions are not identical to this transaction, and none of the companies in those transactions is identical to SeeBeyond or Sun. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or SeeBeyond to which they are being compared.

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the board of directors of SeeBeyond, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SeeBeyond. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of SeeBeyond, Sun, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the board of directors of SeeBeyond in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

SG Cowen was selected by the SeeBeyond board to render an opinion to the SeeBeyond board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for SeeBeyond for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of SeeBeyond and Sun for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business in the future may provide commercial and investment banking services to SeeBeyond and Sun, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and may in the future receive fees for the rendering of such services.

Pursuant to the SG Cowen engagement letter, if the transaction is consummated, SG Cowen will be entitled to receive a transaction fee of $3.1 million. SeeBeyond has also agreed to pay a fee of $750,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, SeeBeyond has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between SeeBeyond and SG Cowen, and the board of directors of SeeBeyond was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the transaction.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

SeeBeyond retained Houlihan Lokey to render to the independent members of SeeBeyond’s board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of SeeBeyond by Sun.

Houlihan Lokey delivered to the independent members of SeeBeyond’s board of directors on June 27, 2005, its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion and described below, that the consideration proposed to be paid to the stockholders of SeeBeyond by Sun in the proposed merger was fair, from a financial point of view, to such stockholders. A copy of Houlihan Lokey’s written opinion is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference.

While Houlihan Lokey rendered its opinion and provided certain analyses to the independent members of SeeBeyond’s board of directors, Houlihan Lokey was not requested to and did not make any recommendation to the independent members of SeeBeyond’s board of directors or to the board of directors or management of SeeBeyond as to the specific form or amount of the consideration to be paid by Sun in the proposed merger, which was determined through negotiations between Sun and SeeBeyond. Houlihan Lokey’s written opinion, which was directed to the independent members of SeeBeyond’s board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be paid to the stockholders of SeeBeyond in the proposed merger, does not address SeeBeyond’s underlying business decision to participate in the merger and does not constitute a recommendation to any SeeBeyond stockholder as to how any stockholder should vote with respect to the proposed merger.

In connection with rendering its opinion, Houlihan Lokey, among other things:

•	analyzed certain publicly available financial statements and other publicly available information relating to SeeBeyond;

•	analyzed certain internal financial statements and other non-public financial and operating data relating to SeeBeyond that were prepared and furnished to Houlihan Lokey by the management of SeeBeyond;

•	analyzed certain internal financial projections relating to SeeBeyond that were prepared and furnished to Houlihan Lokey by the management of SeeBeyond;

•	discussed the past and current operations, financial projections and current financial condition of SeeBeyond with the management of SeeBeyond;

•	reviewed the reported prices, trading activity and valuation multiples for SeeBeyond common stock;

•	compared the financial performance of SeeBeyond and the prices, trading activity and valuation multiples of the SeeBeyond common stock with that of certain other publicly traded companies and their securities that Houlihan Lokey deemed relevant;

•	reviewed the financial terms, to the extent available, of certain comparable transactions and compared them to the proposed financial terms of the merger;

•	reviewed the merger agreement in substantially final form and assumed that the final form of such merger agreement would not vary in any respect material to Houlihan Lokey’s analysis; and

•	performed other examinations and analyses and considered other factors that Houlihan Lokey deemed appropriate.

In connection with a presentation to the independent members of SeeBeyond’s board of directors on June 27, 2005, Houlihan Lokey advised the independent members of SeeBeyond’s board of directors that, in evaluating the fairness of the offer, Houlihan Lokey performed a variety of financial analyses with respect to SeeBeyond. The following is a summary of the material analyses contained in the presentation.

Consideration

The value of the consideration offered to the stockholders of SeeBeyond in the merger was determined to be $4.25 per share in cash. Based on the number of outstanding SeeBeyond common shares and common share equivalents, Houlihan Lokey calculated the aggregated implied equity value of the consideration payable in the merger to be approximately $386.6 million. Houlihan Lokey also calculated the implied enterprise value (which is defined as equity value plus debt less cash) of SeeBeyond to be approximately $313.6 million.

Historical Trading Analysis

Houlihan Lokey reviewed the price performance, trading volume and stock trading history of SeeBeyond common stock over selected periods during the previous 12 months. Houlihan Lokey presented the stock trading information contained in the following table:

SeeBeyond
Closing price on June 23, 2005	$3.14
6 month closing average	3.31
1 year closing average	3.21
52 week high trade	4.05
52 week low trade	2.60

SeeBeyond Comparable Company Analysis

Houlihan Lokey compared financial information and valuation ratios relating to SeeBeyond to corresponding data and ratios from eleven publicly traded companies Houlihan Lokey deemed comparable to SeeBeyond. This group was:

•	BEA Systems Inc.

•	Iona Technologies PLC

•	TIBCO Software Inc.

•	Vitria Technology Inc.

•	webMethods Inc.

•	FileNet Corp.

•	Interwoven Inc.

•	Open Text Corp.

•	Stellent Inc.

•	Verity Inc.

•	Vignette Corp.

Houlihan Lokey selected this group by applying the following criteria:

•	publicly traded companies that are engaged in providing enterprise application integration (“EAI”);

•	publicly traded companies that are engaged in providing content management services; and

•	companies that Houlihan Lokey deemed similar to SeeBeyond’s business.

Houlihan Lokey used publicly available information for the comparable company group, and SeeBeyond’s management’s estimates for SeeBeyond. This analysis produced multiples of selected valuation data, which Houlihan Lokey compared to multiples for SeeBeyond derived from the implied value payable in the merger.

	SeeBeyond at $4.25 Merger Price		Comparable Companies
			Low		Mean		Median		High
Enterprise value to latest twelve months revenue	1.9	x	0.6	x	1.4	x	1.2	x	2.7	x
Enterprise value to estimated calendar 2005 revenue	1.8		0.5		1.3		1.1		2.6
Enterprise value to estimated calendar 2006 revenue	1.6		0.4		1.2		1.0		2.3
Enterprise value to latest twelve months EBITDA	42.3		4.2		12.1		10.7		20.7
Enterprise value to estimated calendar 2005 EBITDA	22.0		6.5		10.4		10.7		14.5
Enterprise value to estimated calendar 2006 EBITDA	17.7		3.7		8.7		9.2		11.0
Latest twelve months price to earnings ratio	NM		8.2		18.9		19.3		26.5
Price to earnings ratio for calendar 2005	42.0		15.2		29.1		29.6		44.2
Price to earnings ratio for calendar 2006	41.4		16.7		24.6		22.8		42.9

No company utilized in the comparable company comparison analysis is identical to SeeBeyond. In evaluating the peer group, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SeeBeyond. These other matters include the impact of competition on the business of SeeBeyond and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of SeeBeyond or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Precedent Merger and Acquisition Analysis

Houlihan Lokey reviewed seventeen merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving companies with primary SIC codes similar to that of SeeBeyond;

•	transactions involving the companies comparable to SeeBeyond that are identified above;

•	transactions in which the company being acquired had a business that Houlihan Lokey deemed similar to SeeBeyond’s business in the EAI industry;

•	transactions announced between January 1, 2003 and June 2, 2005; and

•	transactions that were not share repurchases or acquisitions of a minority interest.

The following is a list of the comparable transactions Houlihan Lokey used in its analysis:

Date Announced	Date Effective	Acquiror	Target
06/02/05	Pending	Lawson Software, Inc.	Intentia International AB
04/07/05	06/07/05	Computer Associates International, Inc.	Concord Communications, Inc.
03/21/05	04/11/05	Oracle Corporation	Retek, Inc.
03/21/05	Pending	Avid Technology, Inc.	Pinnacle Systems, Inc.
03/14/05	05/02/05	IBM Corporation	Ascential Software Corporation
01/27/05	04/19/05	Infor Global Solutions	MAPICS, Inc.
01/25/05	03/16/05	IBM Corporation	Corio, Inc.
10/06/04	11/24/04	Computer Associates International, Inc.	Netegrity, Inc.
03/03/04	04/29/04	Serena Software Inc.	Merant plc
01/23/04	07/01/04	Ariba, Inc.	FreeMarkets, Inc.
04/29/04	07/15/04	BMC Software, Inc.	Marimba, Inc.
04/22/04	06/07/04	TIBCO Software Inc.	Staffware plc
10/21/03	02/24/04	Open Text Corporation	iXOS Software AG
08/06/03	11/18/03	Interwoven, Inc.	iManage, Inc.
08/04/03	09/12/03	Ascential Software Corporation	Mercator Software, Inc.
07/23/03	10/16/03	Hyperion Solutions Corporation	Brio Software, Inc.
07/18/03	12/11/03	Business Objects SA	Crystal Decisions Inc.

Houlihan Lokey calculated for each of the selected transactions the ratio of the transaction value to last twelve months revenue, the transaction value to next twelve months revenue, the transaction value to LTM EBITDA, and the transaction value to next twelve months EBITDA.

Houlihan Lokey compared the resulting multiples of selected valuation data to multiples for SeeBeyond derived from the implied value payable in the merger.

	SeeBeyond at $4.25 Merger Price		Comparable Transactions
			Low		Mean		Median		High
Enterprise value to latest twelve months revenue	1.9	x	1.0	x	2.3	x	2.4	x	4.4	x
Enterprise value to next twelve months revenue	1.8		1.0		2.2		2.0		3.5
Enterprise value to latest twelve months EBITDA	42.3		11.0		24.1		24.0		39.9
Enterprise value to next twelve months EBITDA	17.2		8.9		22.6		18.4		58.5

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SeeBeyond, such as the impact of competition on SeeBeyond and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of SeeBeyond or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Houlihan Lokey reviewed the same seventeen completed merger and acquisition transactions that it deemed comparable to the merger to determine the implied premiums payable in the transactions over recent trading prices.

The table below shows a comparison of those premiums to the premium payable to SeeBeyond stockholders based on the implied value payable in the merger. The premium calculations for SeeBeyond common stock are based upon the SeeBeyond closing price as of June 23, 2005:

	SeeBeyond at $4.25 Merger Price	Comparable Transactions
		Low	Mean	Median	High
One day before announcement	35.4%	7.4%	33.0%	29.7%	71.0%
One week before announcement	34.7	3.1	34.5	31.1	69.0
One month before announcement	38.8	17.9	43.7	39.6	71.7

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SeeBeyond, such as the impact of competition on SeeBeyond and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of SeeBeyond or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis for SeeBeyond in which it calculated the present value of the projected future cash flows of SeeBeyond using SeeBeyond’s management’s projections. Houlihan Lokey estimated a range of theoretical values for SeeBeyond based on the net present value of its implied annual cash flows and a terminal value for SeeBeyond in 2010 calculated based upon a multiple of revenue and a multiple of EBITDA. Houlihan Lokey applied a range of discount rates of 19% to 23% and a range of terminal value multiples of 1.0x to 2.0x of projected 2010 revenue and 10.0x to 12.0x of projected 2010 EBITDA.

Based on this analysis the implied per share equity value ranged from a low of $2.39 to a high of $3.71 using revenue as the basis for a terminal value and ranged from a low of $2.27 to a high of $2.64 using EBITDA as the basis for a terminal value.

Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of SeeBeyond.

Miscellaneous Considerations

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the independent members of SeeBeyond’s board of directors, Houlihan Lokey did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Houlihan Lokey believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the analyses and factors, would create a misleading view of the processes underlying the opinion.

The analyses of Houlihan Lokey are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. No company or transaction used in any analysis for purposes of comparison is identical to SeeBeyond or the merger, respectively. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which SeeBeyond was compared and other factors that could affect the public trading value of such companies.

For purposes of its opinion, Houlihan Lokey relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by SeeBeyond or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. Houlihan Lokey relied upon the assurances of the management of SeeBeyond that the information provided to it by SeeBeyond was prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning, reflects the best currently available estimates and judgment of SeeBeyond’s management and that they are not aware of any information or facts that would make the information provided to Houlihan Lokey incomplete or misleading. Houlihan Lokey expressed no opinion as to such financial planning or the assumptions on which it was based. Houlihan Lokey relied on assumptions of SeeBeyond’s management regarding management’s estimates.

For purposes of its opinion, Houlihan Lokey assumed that all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the expected benefits of the transaction to the stockholders of the company.

In arriving at its opinion, Houlihan Lokey did not perform any appraisals or valuations of any specific assets or liabilities of SeeBeyond, and was not furnished with any such appraisals or valuations. Houlihan Lokey expressed no opinion as to the liquidation value of any entity. Houlihan Lokey expressed no opinion as to the price at which shares of SeeBeyond common stock have traded or at which the shares of SeeBeyond may trade at any future time. The opinion is based on information available to Houlihan Lokey and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Houlihan Lokey has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

Houlihan Lokey expressed no view with respect to the tax treatment that will be required to be applied to the merger. Houlihan Lokey relied on advice of outside counsel of SeeBeyond and the independent accountants to SeeBeyond, and on the assumptions of SeeBeyond’s management, as to all legal, tax and financial reporting matters with respect to SeeBeyond and the merger agreement.

Houlihan Lokey was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger. Houlihan Lokey expressed no opinion as to whether any alternative transaction might produce superior benefits to SeeBeyond or its stockholders. Houlihan Lokey’s opinion relates solely to the aggregate consideration payable to the single class stockholders of SeeBeyond.

SeeBeyond retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with transactions such as the merger and because Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

Houlihan Lokey has no material prior relationship with SeeBeyond or its affiliates. However, Houlihan Lokey, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Under the terms of Houlihan Lokey’s engagement letter with SeeBeyond, SeeBeyond agreed to pay a fee of $300,000 to Houlihan Lokey. Houlihan Lokey believes this amount is customary for Houlihan Lokey providing the independent members of SeeBeyond’s board of directors with Houlihan Lokey’s opinion with respect to the fairness of the consideration, from a financial point of view, to be paid to the stockholders of SeeBeyond pursuant to the merger agreement. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached it its opinion. In addition, SeeBeyond agreed to indemnify Houlihan Lokey and its affiliates and agents against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Houlihan Lokey’s engagement.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gain of noncorporate taxpayers are generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock after completion of the merger or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) applicable to the merger, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Sun and SeeBeyond, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Department of Justice or the Federal Trade Commission requests additional information or documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Federal Trade Commission or Department of Justice. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of the parties. SeeBeyond and Sun filed notification reports under the HSR Act with the Antitrust Division of the Department of Justice and Federal Trade Commission on June 6, 2005.

SeeBeyond and Sun are also seeking antitrust approval under German law to obtain clearance. Transactions such as this merger are reviewed by the Bundeskartellamt to determine whether they comply with the applicable German merger-control laws. A transaction subject to the German Gesetz gegen Wettbewerbsbeschränkungen may not be completed until the expiration of a thirty-day waiting period, unless the transaction has been cleared or unless the Bundeskartellamt has informed the parties that it will conduct a further investigation. In the case of a further investigation, the transaction may not be completed until a four-month waiting period (from the date of the original filing) has expired. Thereafter, the waiting period may be extended only with the consent of the parties. Before the waiting period has expired, the Bundeskartellamt may decide to prohibit the transaction from being completed.

While we do not believe that the transaction requires additional foreign regulatory approvals, Sun and SeeBeyond have agreed to cooperate to obtain any additional foreign approval that they reasonably agree is required.

While we expect to obtain all of these regulatory approvals, there can be no assurance that Sun and SeeBeyond will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Sun’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Sun of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Interest of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, SeeBeyond’s stockholders should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of SeeBeyond’s stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that SeeBeyond’s stockholders vote in favor of approving the merger agreement.

Stock Options and Other Equity-Based Awards

The merger agreement provides that, upon completion of the merger, options to purchase SeeBeyond common stock that are vested and exercisable and have an exercise price lower than $4.25 per share, including those held by SeeBeyond’s executive officers and directors, will be terminated and exchanged for cash upon the completion of the merger in an amount determined by multiplying the excess of $4.25 over the applicable per share exercise price of each such option by the number of shares subject to each such option, reduced by any applicable tax withholding obligations. Based on the option holdings of SeeBeyond’s executive officers and directors that will be vested and exercisable as of July 5, 2005 (and assuming that none of the directors or executive officers exercise or forfeit any of these options prior to the completion of the merger), upon completion of the merger, James T. Demetriades, SeeBeyond’s Chief Executive Officer, H. Carvel Moore, SeeBeyond’s President and Chief Operating Officer, Barry J. Plaga, SeeBeyond’s Executive Vice President and Chief Financial Officer, Alexander Demetriades, SeeBeyond’s Executive Vice President, Products, and the directors of SeeBeyond, as a group (excluding any of the directors named individually in this paragraph), would receive cash payments, upon completion of the merger, in amounts equal to approximately $1,499,000, $1,326,000, $720,500, $1,577,478, and $1,555,200, respectively, with respect to their vested and exercisable SeeBeyond stock options described in this paragraph. In addition, like all other optionees, all options held by SeeBeyond’s executive officers and directors with an exercise price equal to or greater than $4.25 and all unvested options held by officers will be assumed by Sun and converted into options to purchase shares of common stock of Sun in a manner that generally preserves both the existing ratio of exercise price to fair market value and the existing aggregate spread of such options.

Employment and Change of Control Agreements

Change of Control Employment Agreements. SeeBeyond has entered into change of control employment agreements with the following executive officers: James T. Demetriades, Chief Executive Officer, Barry J. Plaga, Executive Vice President and Chief Financial Officer, and Alexander Demetriades, Executive Vice President, Products. Under the terms of the merger agreement, each of these executive officers may terminate his employment for any reason at any time after the completion of the merger and collect the benefits described below.

The Change of Control Employment Agreement entered into on February 5, 2005 with James T. Demetriades, together with the applicable provisions of the merger agreement, provide the following benefits:

•	Termination of Employment In Connection with a Change of Control. If, in anticipation of a change of control involving SeeBeyond or within three years following such a change of control, SeeBeyond (or any successor of SeeBeyond) terminates Mr. Demetriades’ employment other than for “cause” or due to disability, or if Mr. Demetriades terminates his own employment for any reason during such period, SeeBeyond shall (i) pay him a lump-sum cash amount (in addition to all accrued obligations owed to him) equal to the sum of (A) his monthly base salary and a pro-rated monthly target bonus for six months plus one month for each year of service, up to a total maximum of eighteen months, plus (B) his pro-rata bonus for the performance period during which the termination occurs, reduced (but not below zero) by the amount of any bonus otherwise paid in respect of such performance period, plus (C) the amount, if any, forfeited by the executive under the SeeBeyond 401(k) and any other tax-qualified SeeBeyond pension or profit-sharing plan, (ii) continue to provide him and his family with medical, prescription, dental and vision benefits at the same cost to him as he paid pre-termination, and (iii) indemnify him to the greatest extent permitted by applicable law and SeeBeyond’s pre-merger bylaws, including the advancement of any reasonable expenses. In addition, if such a termination of employment occurs, 50% of Mr. Demetriades’ outstanding, unvested stock options shall accelerate and become fully vested and exercisable upon such termination of employment.

•	Termination of Employment Not Associated with a Change of Control. If, not in connection with a change of control, SeeBeyond terminates Mr. Demetriades’ employment other than for “cause” or disability, or if Mr. Demetriades terminates his employment for “good reason,” then SeeBeyond shall pay him a lump-sum cash amount (in addition to all accrued obligations owed to him) of his monthly base salary for six months plus one month for each year of service, up to a total maximum of eighteen months.

The Change of Control Employment Agreements entered into with Barry J. Plaga on February 5, 2005 and the Change of Control Employment Agreement entered into with Alexander Demetriades on February 5, 2005, as amended on June 26, 2005, together with the applicable provisions of the merger agreement, provide the following benefits:

•	Option Vesting Acceleration. Upon the occurrence of a change of control involving SeeBeyond (without regard to any termination of employment), 50% of each of Mr. Plaga’s and Mr. Demetriades’ outstanding, unvested stock options shall accelerate and become fully vested and exercisable.

•

Termination of Employment In Connection with a Change of Control. If, in anticipation of a change of control involving SeeBeyond or within three years following such a change of control, SeeBeyond (or its successor) terminates Mr. Plaga’s or Mr. Demetriades’ employment other than for “cause” or disability, or if either Mr. Plaga or Mr. Demetriades terminates his employment for any reason during such period, SeeBeyond shall (i) pay such executive a lump-sum cash amount (in addition to all accrued obligations owed to him) equal to the sum of (A) (1), for Mr. Plaga, his base monthly salary and pro-rated monthly target bonus for six months plus one month for each year of service to SeeBeyond, up to a total maximum of eighteen months, or (2) for Mr. Demetriades, his base monthly salary and pro-rated monthly target bonus for twenty months, plus, in each case, (B) his pro-rata bonus for the performance period during which the termination occurs, reduced (but not below zero) by the amount of any bonus otherwise paid in respect of such performance period, and (C) the amount, if any, forfeited by the executive under the SeeBeyond 401(k) and any other tax-qualified pension or profit-sharing plan, (ii) continue to provide the executive and his family with medical, prescription, dental and vision benefits at the same cost to the executive as he paid pre-termination, and (iii) indemnify the executive to the greatest extent permitted by applicable law and SeeBeyond’s pre-merger bylaws, including the advancement of any reasonable expenses.

•	Termination of Employment Not Associated with a Change of Control. If, not in connection with a change of control, SeeBeyond terminates Mr. Plaga’s or Mr. Demetriades’ employment other than for “cause” or disability, or if Mr. Plaga or Mr. Demetriades terminates his employment for “good reason,” then SeeBeyond shall pay the executive a lump-sum cash amount (in addition to all accrued obligations owed to him) of his monthly base salary for six months plus one month for each year of service to SeeBeyond, up to a total maximum of eighteen months.

In each case, the Change of Control Employment Agreements and the merger agreement also require the execution of a full release of claims from the individual executive before SeeBeyond (or any successor) must provide the benefits described above. Mr. Plaga’s agreement binds him to confidentiality, non-competition and non-solicitation requirements. Alexander and James Demetriades have entered into separate confidentiality, non-competition and non-solicitation agreements.

H. Carvel Moore’s Employment Agreement. SeeBeyond has entered into an employment agreement with Mr. Moore that provides, in the event of a change of control of SeeBeyond (which would occur upon completion of the merger), that 50% of Mr. Moore’s unvested, outstanding options at the time of such change of control will vest and become exercisable automatically.

In the event that SeeBeyond terminates Mr. Moore’s employment without “cause” (as defined in his employment agreement) at any time, Mr. Moore will be entitled to receive twelve months’ base salary, payable in equal monthly installments over a twelve-month period, subject to applicable withholding taxes and conditioned upon Mr. Moore’s execution of a general release and waiver and agreement not to compete or solicit SeeBeyond employees during the twelve-month payment period.

Indemnification and Insurance

In addition, the SeeBeyond directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Indemnification and Insurance.” We entered into new indemnification agreements (which correct certain technical defects in our existing indemnification agreements) with our directors and certain officers prior to our entry into the merger agreement.

Voting Agreements

Each of John Buckley, James Demetriades, Alexander Demetriades, Salah Hassanein, Raymond Lane, Steven Ledger, H. Carvel Moore and Barry Plaga, each a director or an executive officer of SeeBeyond, has entered into a voting agreement with Sun and SeeBeyond that, among other things, obligates him to:

•	vote for the merger and the approval and adoption of the merger agreement and for any other actions that are necessary, as determined by Sun and SeeBeyond, in furtherance of the merger agreement and the merger;

•	vote against any proposal made in opposition to, or in competition with, the merger or merger agreement, or any action or agreement that would result in SeeBeyond’s breach of any representation, warranty, covenant or other obligation under the merger agreement;

•	vote against any merger agreement or merger (other than this merger agreement and merger), or any acquisition proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of SeeBeyond or its subsidiaries;

•	vote against any material change in the capitalization or corporate structure, or any sale, lease, license or transfer of any significant part of the assets, of SeeBeyond or its subsidiaries, unless SeeBeyond is permitted to enter into such transaction under the merger agreement; and

•	vote against any amendment to SeeBeyond’s or its subsidiaries’ charter documents or any action intended or reasonably expected to impede, frustrate, prevent, interfere with, delay, postpone or adversely affect the merger agreement or the merger.

Under the voting agreements, each such stockholder has given his proxy to Sun to vote with respect to the above mentioned matters. Each such stockholder is also restricted from transferring his SeeBeyond shares or granting a proxy or entering into a voting agreement with respect to his shares in connection with an acquisition proposal. Generally, other than James Demetriades’ voting agreement, each such voting agreement ends on the earlier of the effective date of the merger or the date the merger agreement is validly terminated.

James Demetriades’ voting agreement terminates upon the earlier of the effective date of the merger or six months after the merger agreement is terminated. However, only 16,423,245 of James Demetriades’ shares, representing approximately 19.3% of our issued and outstanding shares would remain subject to his voting agreement after the termination of the merger agreement. In addition, if Sun or its subsidiaries acquire any shares of SeeBeyond common stock, then the number of shares subject to his agreement would be reduced on a one-to-one basis.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of SeeBeyond common stock who does not wish to accept the Sun merger consideration may dissent from the merger and elect to have the fair value of his or her shares of SeeBeyond common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex F. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of SeeBeyond common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of SeeBeyond common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, SeeBeyond believes that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a special meeting of stockholders, as in the case of the adoption of the merger agreement by SeeBeyond’s stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL not less than 20 days before the special meeting. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex F. Any holder of SeeBeyond common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex F because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to SeeBeyond a written demand for appraisal before the vote on the adoption of the merger agreement is taken at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If the stockholder fails to comply with these conditions and the merger is completed, the stockholder will be entitled to receive the cash payment per shares of SeeBeyond common stock owned as provided for in the merger agreement, but the stockholder will have no appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of SeeBeyond common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of SeeBeyond common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of SeeBeyond common stock owned and that the stockholder intends to demand appraisal of his or her SeeBeyond common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should, before the vote on the merger agreement is taken at the special meeting, mail or deliver a written demand to: Mark Brooks, Vice President, Legal & Business Affairs and General Counsel, SeeBeyond Technology Corporation, 800 E. Royal Oaks Drive, Monrovia, California 91016.

If the merger agreement is adopted, SeeBeyond will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of SeeBeyond who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of SeeBeyond common stock held by all dissenting stockholders entitled to appraisal. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to do so could nullify the stockholder’s previously written demand for appraisal.

Under the merger agreement, SeeBeyond has agreed to give Sun prompt notice of any demands for appraisal received by it and withdrawals of those demands. Sun will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. SeeBeyond will not, except with the prior written consent of Sun settle, offer to settle or make any payment with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within

10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal, the Delaware Court of Chancery will determine the fair value of the shares of SeeBeyond common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE VALUE MERGER CONSIDERATION. NEITHER THE OPINION OF SG COWEN NOR THE OPINION OF HOULIHAN LOKEY IS AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides for the merger of Big Bear Acquisition Corporation (“Merger Sub”) with and into SeeBeyond. At that time, the separate corporate existence of Merger Sub shall cease and SeeBeyond shall continue as the surviving corporation and as a wholly-owned subsidiary of Sun.

The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed in writing by the parties and specified in the certificate of merger). The parties will file the certificate of merger no later than the second business day following the satisfaction or waiver of all conditions in the merger agreement or on another mutually agreed date. However, if Sun has complied with its obligations to comment on our proxy statement within the time specified in the merger agreement, Sun may delay the closing so that it does not occur during the last 15 business days prior to the end of Sun’s fiscal quarter. We expect to complete the merger in late summer or early fall 2005, however we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to Completion of the Merger.”

Merger Consideration

The merger agreement provides that each share of SeeBeyond common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $4.25 in cash, without interest. All treasury shares and shares owned by SeeBeyond’s subsidiaries, Sun or Sun’s subsidiaries will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any SeeBeyond shares are perfected by any SeeBeyond stockholders, then those shares will be treated as described under “The Merger Agreement—Appraisal Rights.”

After the merger is effective, each holder of a certificate representing shares of common stock will no longer have any rights as a stockholder of SeeBeyond with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

Sun will appoint an exchange agent reasonably satisfactory to SeeBeyond that will make payment of the merger consideration in exchange for certificates representing shares of SeeBeyond common stock. Sun will deposit sufficient cash with the exchange agent at the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send SeeBeyond stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the exchange agent. After the exchange agent has received and processed the SeeBeyond stock certificates and properly completed transmittal documents, the exchange agent will pay the appropriate merger consideration, minus any amounts deducted or withheld as required by law.

Stockholders should not send SeeBeyond stock certificates to us now, but rather in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of SeeBeyond common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit that their certificates are lost, stolen or destroyed and, if required by Sun, to post a bond in a reasonable amount as directed by Sun to indemnify against any claim that may be made against SunBeyond or the exchange agent with respect to the certificates.

None of Sun, Merger Sub, SeeBeyond or the exchange agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SeeBeyond and the exchange agent, as applicable, are entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Treatment of Stock Options and Employee Stock Purchase Plan

All of the options to purchase SeeBeyond common stock with an exercise price of less than $4.25 per share that are vested as of the effective time of the merger, including those options that vest as a result of the merger, will be terminated and cancelled in consideration for a cash payment equal to the product of (1) the excess of $4.25 over the applicable option exercise price by (2) the number of shares subject to such option. The remaining options, other than options held by non-employees which will be cancelled, will be assumed by Sun and will be converted into options to purchase shares of common stock of Sun in a manner that will preserve both the existing ratio of exercise price to fair market value and the existing aggregate spread of such options.

Certificate of Incorporation and By-Laws

The merger agreement provides that at the effective time of the merger, the certificate of incorporation and by-laws of Merger Sub will become the certificate of incorporation and by-laws of the surviving corporation, except that the name of the surviving corporation shall remain SeeBeyond Technology Corporation.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation. Unless otherwise designated by Sun prior to the effective time of the merger, the officers of the Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation until their respective successors are appointed. In addition, unless otherwise determined by Sun prior to the effective time, the officers and directors of the Merger Sub immediately after the effective time shall also be the officers and directors respectively of each of SeeBeyond’s subsidiaries.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Sun and Merger Sub, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters of us and our subsidiaries;

•	our certificate of incorporation and by-laws and those of our subsidiaries;

•	our capitalization and the capitalization of our subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

•	reports, proxy statements and financial statements filed with the Securities and Exchange Commission (the “SEC”) and the accuracy of the information in those documents;

•	effective internal controls;

•	conduct of business consistent with past practice and the absence of a “material adverse effect” and certain other changes or events concerning us or our subsidiaries, since March 31, 2005;

•	taxes;

•	real property and other material tangible properties and assets;

•	intellectual property;

•	restrictions on business activities;

•	governmental authorizations;

•	pending or threatened material litigation;

•	compliance with laws, including specifically export control and foreign corrupt practices;

•	environmental matters;

•	brokerage or finders’ fees, and other fees with respect to the merger;

•	affiliate transactions;

•	employment and employee benefit plans and arrangements;

•	contracts;

•	insurance matters;

•	accuracy of information supplied for the proxy statement in connection with the merger;

•	receipt of fairness opinions of SG Cowen and Houlihan Lokey by our board of directors; and

•	takeover statutes and the absence of a poison pill or similar plan.

The merger agreement also contains representations and warranties made by Sun and Merger Sub to us, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

•	sufficient capital resources;

•	accuracy of information supplied for the proxy statement in connection with the merger;

•	absence of operations of Merger Sub; and

•	no ownership of SeeBeyond common stock.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement, and such representations and warranties should not be relied on by any other person. In addition, SeeBeyond’s representations and warranties are qualified by materiality standards that may differ from what may be viewed as material by investors and are qualified by the information in the disclosure schedules that SeeBeyond delivered to Sun in connection with signing the merger agreement. The disclosure schedules referred to above contain information (including information that has been included in SeeBeyond’s prior public disclosures, as well as potential additional non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, regardless of whether an exception is noted. Accordingly, no reliance should be made that the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the merger agreement, which subsequent information may or may not be fully reflected in SeeBeyond’s public disclosures.

Covenants; Conduct of the Business of SeeBeyond Prior to the Merger

Under the merger agreement, subject to certain exceptions or to the extent Sun gives prior written consent, between the date of merger agreement and the completion of the merger, we have agreed that we will:

•	carry on our business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with law;

•	pay material debts and taxes when due, and pay or perform other material obligations when due;

•	use commercially reasonable efforts to preserve our business organization, keep available the services of our executive officers and employees and preserve our relationships with customers, suppliers, licensors, licensees and other third parties.

We have agreed to promptly notify Sun of any material adverse effect involving our business or operations. In addition, during the same period, we have also agreed that we will not, and will cause our subsidiaries not to, without Sun’s prior written consent:

•	enter into any new line of business;

•	declare, set aside or pay any dividend or other distribution or split, combine or reclassify any capital stock, subject to intracompany transactions;

•	purchase, redeem or acquire, directly or indirectly, any of our or our subsidiaries’ capital stock;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any capital stock, voting debt or convertible securities or other rights to acquire shares, except as permitted with respect to specified option grants and our employee stock purchase plan;

•	amend our charter documents or those of any of our subsidiaries;

•	acquire or agree to acquire another business or acquire material assets;

•	enter into any agreement or understanding with respect to any material joint venture, strategic partnership or alliance, other than reseller and licensing agreements entered into the ordinary course of business;

•	sell, lease, license, encumber or otherwise dispose of any material properties, assets or licenses, other than in the ordinary course of business consistent with past practice;

•	effect any material reductions in force, lease terminations or restructuring activities;

•	make loans, extend credit or financing, advances or capital contributions to, or invest in or grant extended payment terms to persons, except with respect to intracompany transactions and specified ordinary course loans and financing consistent with past practice;

•	make changes in our accounting methods or valuation of assets, except as required by GAAP or the SEC;

•	make tax-related elections or changes or enter into tax-related settlements, extensions or waivers;

•	except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR system integrator, system outsourcer or other similar contracts that are not terminable upon thirty days notice and that provide payments in excess of $1 million a year or which provide for exclusive terms;

•	cancel, terminate or alter any material insurance policy;

•	commence or settle any legal action, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring only the payment of monetary damages that do not exceed $250,000 net of insurance payments received;

•	except as required by law or current employee plans or employee contracts, take the following employee benefits related actions:

–	increase the compensation, fringe benefits, bonus or severance to any director or employee, other than annual increases in pay to current non-officer employees granted in connection with annual performance reviews in the ordinary course of business consistent with past practice,

–	adopt or amend any of our employee benefit plans or employee agreements or make unscheduled contributions to our employee benefit plans,

–	waive, accelerate, amend, change, reprice or authorize cash payments in exchange for any of our options or warrants; or

–	enter into or amend any employee agreement, employee indemnification agreement or collective bargaining agreement;

•	enter into agreements containing non-competition, exclusivity, “most favored nations,” unpaid future deliverables, service requirements outside the ordinary course of business, certain future royalty payments or other material restrictions;

•	provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, other than in the ordinary course of business consistent with past practice;

•	hire any non-officer employees outside the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

•	incur or guarantee any indebtedness or issue any debt securities of SeeBeyond or its subsidiaries or guarantee any indebtedness or debt securities of any third party, other than intra-company transactions and financing of trade payables in the ordinary course of business consistent with past practice;

•	enter into any material agreements to buy, sell or lease real property, grant any security interest in real property, or amend or terminate any material lease;

•	enter into, modify or amend or terminate a material contract, other than in the ordinary course of business consistent with past practice;

•	make any material purchase of fixed assets or long-term assets, other than in the ordinary course of business consistent with past practice;

•	enter into, modify or amend any service engagement order in a way that would restrict our or any of our subsidiaries’ rights to its intellectual property or core software products or grant any third party exclusive or ownership rights to our or our subsidiaries’ core software products; or

•	agree to do any of the above actions or take any other action that would reasonably be expected to prevent us from performing our obligations under the merger agreement.

No Solicitation of Acquisition Proposals

The merger agreement provides that SeeBeyond, our subsidiaries and our respective directors and officers will not, and will use all reasonable efforts to cause any of their other employees, agents or representatives (including any attorney, accountant or investment banker retained by us or our subsidiaries) not to (and will not authorize or permit any of them to) directly or indirectly:

•	solicit, initiate, encourage, knowingly induce any inquiry or the making, submission or announcement of any proposal or offer concerning an acquisition proposal (as described below);

•	participate or engage in any discussions or negotiations regarding, or provide any non-public information or data to any person with respect to, or take any other action that is intended to facilitate or encourage any inquiries relating to the making of a proposal that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal; and

•	execute or enter into, or public propose to execute or enter into, any letter of intent, contract, agreement, commitment or similar document contemplating or relating to any acquisition proposal or transaction contemplated in relation to an acquisition proposal.

We and our subsidiaries are also obligated to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

If we receive an acquisition proposal or an inquiry that would reasonably be expected to lead to an acquisition proposal or request for discussions, we must notify Sun within forty-eight hours and provide Sun with the material terms and conditions of the acquisition proposal, the identity of the person or group making the acquisition proposal or inquiry and a copy of all written materials provided by or on behalf of such person or group in connection with the acquisition proposal or inquiry.

In addition, we must give Sun forty-eight hours prior notice (or concurrent notice) of any meeting of our board that could reasonably be expected to consider any acquisition proposal or inquiry regarding an acquisition proposal. Within twenty-four hours after the board makes such a determination, we must notify Sun in writing of our board’s decision as to whether we are considering the acquisition proposal, request or inquiry or providing nonpublic information to the third party. We have agreed to keep Sun currently informed in all material respects of the status and details of any acquisition proposal, request or inquiry, and have agreed to provide to Sun a copy of all written materials that are provided by us or to us in connection with the acquisition proposal that have material information about us or the third party or that discuss the material terms of the acquisition proposal, request or inquiry.

Prior to the approval of the merger agreement by the SeeBeyond stockholders, we may provide nonpublic information to a third party making an acquisition proposal and engage in negotiations with respect to the acquisition proposal if:

•	the acquisition proposal is a bona fide unsolicited written acquisition proposal that did not result from a breach of our non-solicitation obligations under the merger agreement;

•	our board of directors in good faith reasonably determines, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal is, or is reasonably likely to result in, a superior offer (as described below);

•	the third party has executed a customary confidentiality agreement that is no less restrictive than the terms contained in Sun’s confidentiality agreement; and

•	SeeBeyond contemporaneously makes available to Sun the same nonpublic information being furnished to the third party, to the extent the information was not previously provided to Sun.

As described in this proxy statement, the term “acquisition proposal” means any offer or proposal, relating to any transaction or series of related transactions involving:

•	any purchase from or acquisition by any person or group of persons of more than a 20% interest in the total outstanding voting securities of SeeBeyond or any of our subsidiaries or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of SeeBeyond or any of our subsidiaries,

•	any merger, consolidation, business combination or similar transaction involving us or our subsidiaries,

•	any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of SeeBeyond and our subsidiaries, taken as a whole, or

•	our liquidation or dissolution.

As described in this proxy statement, the term “superior offer” means:

•	an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or all of our outstanding voting securities as a result of which the SeeBeyond stockholders immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity,

•	that is on terms that our board of directors has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the SeeBeyond stockholders (in their capacities as stockholders) than the terms of the merger and is reasonably capable of being consummated.

Despite the non-solicitation restrictions in the agreement, in response to a superior offer, subject to the conditions described below: (1) our board may withhold, withdraw, amend or modify its recommendation in favor of the merger, and, in the case of a superior offer that is a tender or exchange offer made directly to the SeeBeyond stockholders, may recommend that our stockholders accept the tender or exchange offer, (2) we, our subsidiaries or our board (including our respective directors, officers, employees, agents or other representatives) may approve, endorse, recommend any superior offer, or (3) we or any of our subsidiaries may execute or enter into, or propose to execute or enter into, any letter of intent or any contract or commitment (which may be conditioned on the termination of the merger agreement) contemplating or relating to any superior offer or transaction contemplated thereby. In order for us to take any of the above actions, the following conditions must be satisfied:

•	our board has determined in good faith (after having consulted with outside legal counsel and our financial advisors) that the offer is a superior acquisition proposal;

•	the SeeBeyond stockholders have not adopted the merger agreement;

•	we have notified Sun in writing five calendar days prior to publicly changing or withdrawing our board’s recommendation of the merger that we have received a superior offer, the final terms of the superior offer and our intent to take action;

•	after delivering such notice, we have provided Sun with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement during that five calendar day period, and have negotiated in good faith with Sun with respect thereto during that five day period, as would enable us to proceed with our recommendation of the merger agreement to the stockholders;

•

our board has determined, after consultation with our financial advisor, that the terms of the superior offer is more favorable to the SeeBeyond stockholders than the merger, including any modified terms, and after consultation with outside legal counsel, the failure to effect a change of recommendation would reasonably be expected to result in a breach of the board’s fiduciary duties to our stockholders under applicable law; and

•	we have not breached any of our non-solicitation obligations.

Regulatory Matters; Reasonable Efforts

The merger agreement provides that SeeBeyond, Sun and Merger Sub will coordinate and cooperate with each other and use all reasonable efforts to make all filings and applications with governmental authorities in connection with the merger, including HSR Act filings and foreign antitrust filings, including a filing in Germany, as promptly as practicable after the date of the merger agreement. In addition, SeeBeyond, Sun and Merger Sub agreed to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate the merger, including using commercially reasonable efforts to:

•	take all reasonable acts necessary to cause the conditions to the merger set forth in the merger agreement to be satisfied,

•	obtain all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities, to make all necessary registrations, declarations, submissions and filings and to take all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity,

•	to obtain all necessary consents, approvals or waivers from third parties, and

•	to defend any suits, claims, actions, investigations or proceedings challenging the merger agreement or the merger.

With respect to other antitrust approvals, other than HSR and German approvals, SeeBeyond and Sun have agreed to obtain approvals as reasonably agreed to by them. In addition, Sun is not obligated to agree to any action of divestiture, sale of assets, or restrictions on its business, other than an action of divestiture that would have an immaterial consequence on Sun or SeeBeyond.

Employee Benefits

Prior to the completion of the merger, SeeBeyond has agreed to terminate its Employee Stock Purchase Plan and, unless instructed otherwise by Sun, its Targeted Investment Growth for Employee Retirement 401(k) Plan. In addition, under the merger agreement, upon completion of the merger, each of the following individuals shall be entitled to terminate his employment for “good reason” and collect any benefits to which such individual is entitled under his respective Change of Control Employment Agreement, subject to the execution of a general release and waiver and their continued compliance with certain confidentiality, non-competition and non-solicitation requirements: James Demetriades, Alexander Demetriades, Barry Plaga, and Mark Brooks.

Indemnification and Insurance

Sun has agreed to cause the surviving corporation to fulfill and honor all indemnification obligations of SeeBeyond with respect to its present and former officers and directors pursuant to the indemnification provisions of the certificate of incorporation and by-laws of SeeBeyond and the indemnification agreements in effect on the date of the merger agreement. The indemnification provisions of the surviving corporation’s certificate of incorporation and by-laws or organization documents will contain provisions at least as favorable to those of SeeBeyond in effect as of the date of the merger agreement, and those provisions may not be amended, repealed or modified in a manner that would adversely affect the rights of such present and former officers and directors, for a period of six years from the effective time of the merger.

The merger agreement requires that, for a period of six years after the effective time of the merger, Sun will cause the surviving corporation to maintain directors’ and officers’ liability insurance for our covered officers and directors on terms that are, in the aggregate, no less favorable than the terms of our current policies, provided that the surviving corporation is not required to pay an annual premium in excess of 250% of our last annual premium.

Conditions to Completion of the Merger

The obligations of SeeBeyond, Sun and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•	the SeeBeyond stockholders have duly adopted the merger agreement;

•	there has not been any statute, rule, regulation, injunction or order enacted, promulgated or entered into any governmental entity that is in effect and has the effect of preventing the consummation of the merger or making the merger illegal; and

•	any applicable waiting period (and any extension) under the HSR Act has expired or been terminated, German antitrust approval will have been obtained and all other foreign antitrust approvals Sun and SeeBeyond have agreed to obtain shall have been obtained.

In addition, the obligations of Sun and Merger Sub to complete the merger are subject to the satisfaction or waiver by Sun of conditions, including the following:

•	SeeBeyond’s representations and warranties are true and correct as of the date of the merger agreement and the date of the closing of the merger (except for representations and warranties which address matters only as of a particular date must be true and correct only on such date), except in each case for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on us; however specified representations and warranties must be true and correct in all material respects as of the date of the merger agreement and the date of the closing of the merger;

•	SeeBeyond has performed in all material respects its covenants and obligations under the merger agreement required to be performed by it on or prior to the closing date of the merger;

•	no material adverse effect on SeeBeyond has occurred since the date of the merger agreement; and

•	there are no pending or threatened suits, actions or proceedings asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the merger or any of the other transactions contemplated by the merger agreement, the effect of which, if obtained, would prevent the consummation of the merger or would make the merger illegal or (ii) seeking to require Sun or SeeBeyond or any subsidiary or affiliate to effect an action of divestiture.

As used in this proxy statement, the term “material adverse effect” means any change, event, violation, inaccuracy, circumstance or effect that:

•	is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of SeeBeyond and its subsidiaries, taken as a whole, other than:

–	effects primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect us,

–	effects primarily resulting from changes affecting the industry in which we operate generally that do not disproportionately affect us,

–	effects primarily resulting from a change in our stock price or trading volume in our stock, excluding any effect that may have caused the change in stock price or trading volume,

–	effects primarily resulting from acts of terrorism or war that do not disproportionately affect us,

–	effects primarily resulting from the loss of customers (including our prospective customers as of the date we entered into the merger agreement) or employees as a result of the announcement of the agreement and the merger, and

–	effects primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for us for any period ending (or for which revenues or earnings are released) after the date of the merger agreement, excluding the revenues or earnings themselves and any effect that may have affected our revenues or earnings, or

•	would materially impede our or Sun’s authority to consummate the transactions contemplated by the merger agreement.

In addition, the obligations of SeeBeyond to complete the merger are subject to the satisfaction or waiver by SeeBeyond of conditions, including the following:

•	Sun and Merger Sub have each performed in all material respects its covenants and obligations under the merger agreement required to be performed by it on or prior to the closing date of the merger; and

•	Sun’s and Merger Sub’s representations and warranties are true and correct as of the date of the merger agreement and the date of the closing of the merger (except for representations and warranties which address matters only as of a particular date must be true and correct only on such date), except in each case for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to materially impede the ability of Sun or Merger Sub to consummate the transactions contemplated by merger agreement; however specified representations and warranties must be true and correct in all material respects as of the date of the merger agreement and the date of the closing of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by the stockholders of SeeBeyond):

•	by the mutual written consent duly authorized by the Boards of Directors of each of Sun and SeeBeyond;

•	by Sun or SeeBeyond, if the merger has not occurred on or prior to December 31, 2005, which shall be extended to February 28, 2006 if the failure to effect the merger is due to the failure to satisfy the antitrust working period/approvals conditions; provided that this right to terminate is not available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the merger to be completed by the termination date and such action or failure to act constitutes a breach of the merger agreement;

•	by Sun or SeeBeyond, if any court or other governmental entity has issued, an order, decree or ruling or taken any other action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, and which has become final and non-appealable;

•	by Sun or SeeBeyond if the required approval of the stockholders is not obtained at the special meeting; however SeeBeyond must give Sun three business days notice before terminating the merger agreement;

•	by Sun, if prior to the approval of the SeeBeyond stockholders of the merger agreement:

–	the SeeBeyond board (or a committee of the board) withdraws, amends or modifies in a manner adverse to Sun its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger;

–	SeeBeyond fails to include in the proxy statement the board’s recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger;

–	the SeeBeyond board fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun so requests, or such longer time as is reasonably necessary for the board to comply with the procedures set forth in the merger agreement relating to responding to the receipt of a superior offer, but in any event no later than two business days before the special stockholders meeting;

–	the SeeBeyond board (or any committee of the board) approves or recommends an acquisition proposal from a third party;

–	SeeBeyond enters into a letter of intent or similar document or any acquisition agreement accepting any acquisition proposal;

–	a tender or exchange offer relating to SeeBeyond common stock is commenced by a person unaffiliated with Sun, and SeeBeyond does not publish or send its stockholders, within ten business days after the tender or exchange offer is first published, a statement disclosing that the SeeBeyond board recommends rejection of the tender or exchange offer; or

–	the SeeBeyond board resolves to do any of the above.

•	by SeeBeyond, if there has been a breach of any representation, warranty, covenant or agreement by Sun that would result in a failure of the corresponding conditions to the merger agreement described above and which is not curable or, if it is curable, is not cured within twenty days after written notice of the breach is given to Sun; provided that Sun continues to exercise reasonable efforts to cure the breach during such twenty-day period;

•	by SeeBeyond, if it enters into a definitive binding agreement with respect to a superior offer in compliance with the provisions of the merger agreement and SeeBeyond pays to Sun the termination fee;

•	by Sun, if there has been a breach of any representation, warranty, covenant or agreement by SeeBeyond that would result in a failure of the corresponding conditions to the merger agreement and which is not curable or, if it is curable, is not cured within twenty calendar days after written notice of the breach is given to SeeBeyond; provided that SeeBeyond continues to exercise reasonable efforts to cure the breach during such twenty-day period; and

•	by Sun if, since the date of the merger agreement, a material adverse effect on SeeBeyond has occurred, provided that, if such material adverse effect is curable within twenty days, it has not been cured within twenty days of Sun providing written notice of such material adverse effect to SeeBeyond.

Termination Fees

We are obligated to pay Sun a fee of $12.6 million in connection with the termination of the merger agreement under the following circumstances:

•	If we terminate the merger agreement to enter into a definitive binding agreement with respect to a superior offer in compliance with the terms of the merger agreement, we must pay the termination fee prior to terminating the merger agreement.

•

If either we or Sun terminate the merger agreement because the merger has not occurred by December 31, 2005 (or February 28, 2006, as applicable) and (1) Sun is not in breach of the merger agreement, and (2) following the date of the merger agreement and prior to the termination of the merger agreement, there was disclosed publicly or to any member of our board or any of our officers, an acquisition proposal and, within 12 months following the termination of the merger agreement, an acquisition of

SeeBeyond is consummated, or we enter into a definitive agreement with the party that made such proposal or if the acquisition or definitive agreement reasonably relates to or otherwise was made in response to or during the pendency of such initial acquisition proposal, we must pay the termination fee within two business days after the consummation of the acquisition of SeeBeyond or the entry into such definitive agreement.

•	If Sun terminates the merger agreement because of a change, withdrawal or failure to affirm our board recommendation, approval of or entry into an agreement with respect to an acquisition proposal and the other events described under the fifth bullet point under “—Termination,” we must pay the termination fee within two business days after the termination of the agreement.

•	If we or Sun terminate the merger agreement because of a failure to obtain SeeBeyond stockholder approval, and if following the date of the merger agreement and prior to the special meeting, an acquisition proposal was publicly disclosed and within 12 months following the termination of the merger agreement an acquisition of SeeBeyond is consummated or we enter into a definitive agreement with respect to an acquisition of SeeBeyond, we must pay the termination fee within two business days after the consummation of the acquisition of SeeBeyond or the entry into the definitive agreement.

As used above, the term “an acquisition of SeeBeyond” means:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction after which SeeBeyond stockholders would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of the transaction,

•	a sale or other disposition of our assets representing at least 50% of the aggregate fair market value of our business, or

•	the acquisition by any person or a group of persons, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of our then outstanding shares.

Expenses

The merger agreement provides that other than for antitrust filing fees, which are shared equally by SeeBeyond and Sun, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses.

Amendment

The merger agreement may be further amended by the parties at any time before or after any approval of the merger agreement by the SeeBeyond stockholders, but after the stockholder approval, no amendment may be made for which the law requires stockholder approval without such stockholder approval.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of SeeBeyond common stock as of July 5, 2005, except as otherwise noted, by:

•	each of those persons owning of record or known by SeeBeyond to be the beneficial owner of more than five percent of outstanding SeeBeyond common stock;

•	each of SeeBeyond’s directors;

•	each of SeeBeyond’s executive officers; and

•	all of SeeBeyond’s directors and executive officers as a group.

The number of shares of SeeBeyond common stock outstanding on July 5, 2005 was 84,962,036. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below and other than the voting agreements entered into with Sun, pursuant to which Sun may be deemed to be a 36.5% beneficial owner of SeeBeyond, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of SeeBeyond common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days.

Ownership of Major Stockholders

	Beneficial Ownership
Name of 5% Beneficial Owner	Number of Shares	Percent of Total
James T. Demetriades(1) 800 E. Royal Oaks Blvd. Monrovia, CA 91016	26,450,368	30.4%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	7,106,700	8.4%

Norwest Limited L.P., LLP. 6th and Marquette Minneapolis, MN 55479	5,004,776	5.9%

Raymond J. Lane(2) c/o Kleiner Perkins Caufield & Byers 2751 Sand Hill Road Menlo Park, CA 94025	4,911,314	5.8%

(1)	Includes 2,012,501 shares issuable upon exercise of options which are exercisable within 60 days of July 5, 2005. Also represents 24,309,067 shares held by the James T. Demetriades Family Trust UTD dated March 15, 1996, of which Mr. James T. Demetriades as trustee, 93,200 shares held by his wife and 35,600 shares held by his children.
(2)	Includes 247,500 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005. Also includes 1,382,351 shares held by Raymond J. Lane Trust UAD 11/02/95, of which Mr. Lane is trustee, and 3,281,463 shares held by Mr. Lane.

Ownership of Directors and Officers

	Beneficial Ownership
Name	Number	Percent
James T. Demetriades(1)	26,450,368	30.4%
John W. Buckley(2)	50,000	* %
Salah M. Hassanein(3)	966,799	1.1%
Raymond J. Lane(4)	4,911,314	5.8%
Steven A. Ledger(5)	369,864	* %
Barry J. Plaga(6)	735,900	* %
Alexander Demetriades(7)	2,051,495	2.4%
H. Carvel Moore, Jr.(8)	400,000	* %
All directors and executive officers as a group (8 persons)	35,935,740	40.0%

*	Less than 1% of the outstanding shares.
(1)	Includes 2,012,501 shares issuable upon exercise of options which are exercisable within 60 days of July 5, 2005. Also represents 24,309,067 shares held by the James T. Demetriades Family Trust UTD dated March 15, 1996, of which Mr. James T. Demetriades as trustee, 93,200 shares held by his wife and 35,600 shares held by his children.
(2)	Consists of 50,000 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005.
(3)	Includes 95,625 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005 held by Mr. Hassanein and 871,174 shares held directly and in trust by Mr. Hassanein.
(4)	Includes 247,500 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005. Also includes 1,382,351 shares held by Raymond J. Lane Trust UAD 11/02/95, of which Mr. Lane is trustee, and 3,281,463 shares held by Mr. Lane.
(5)	Includes 151,875 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005, and 217,989 shares held by Mr. Ledger.
(6)	Includes 707,500 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005 held by Mr. Plaga, and 28,400 shares held by Mr. Plaga.
(7)	Includes 1,272,740 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005, and 778,755 shares held by Mr. Alexander Demetriades.
(8)	Includes 400,000 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005.
(9)	Includes 4,937,741 shares issuable upon the exercise of options which are exercisable within 60 days of July 5, 2005.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of SeeBeyond and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event, SeeBeyond stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to the Secretary of SeeBeyond in a timely manner. In order to be included in SeeBeyond’s proxy materials for the annual meeting of stockholders to be held in the year 2006, stockholder proposals must be received by the Secretary of SeeBeyond no later than March 20, 2006, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. SeeBeyond reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If you wish to submit a proposal for consideration at our next annual general meeting of shareholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: SeeBeyond Technology Corporation, 800 E. Royal Oaks Drive, Monrovia, California 91016, Attention: Secretary.

OTHER MATTERS

The SeeBeyond board of directors knows of no other matters that are likely to be brought before the meeting, but if other matters do properly come before the meeting which we did not have notice of prior to [                    ], 2005, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies will vote or act thereon in accordance with their own judgment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Each of SeeBeyond and Sun are subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

SEC filings	Period
Annual Report on Form 10-K	Year ended December 31, 2004, as filed on March 9, 2005

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005, as filed on May 6, 2005

We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Stockholders may obtain documents incorporated by reference in this proxy statement and other information relating to SeeBeyond at its website www.seebeyond.com.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated July [    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact SeeBeyond’s proxy solicitors, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN MICROSYSTEMS, INC.

BIG BEAR ACQUISITION CORPORATION

AND

SEEBEYOND TECHNOLOGY CORPORATION

Dated as of June 27, 2005

A-i

Exhibit A	Forms of Voting Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Foreign Antitrust Approvals

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.3(g)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(d)
Agreement	Preamble
the business of	8.3(a)
Business Day	1.2
Cashed-Out Options	1.6(b)(ii)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II
Company Employee Plan	2.16(a)
Company Environmental Permits	2.13(c)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.17(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plan	1.6(e)
Company Registered Intellectual Property	2.8(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(b)
Company Warrants	1.6(b)(i)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contaminants	2.8(k)
Contract	2.1(a)
Customer Information	2.8(o)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee Agreement	2.16(a)
Employee	2.16(a)
End Date	7.1(b)
Environmental Laws	2.13(a)
ERISA Affiliate	2.16(a)

A-iii

Defined Term	Section
ERISA	2.16(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
Hazardous Material	2.13(a)
Hazardous Materials Activities	2.13(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.11(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(d)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(d)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Competition Agreements	Recitals
Open Source	2.8(i)
Option Ratio	5.9(a)
Parent Common Stock	5.10
Parent	Preamble
Pension Plan	2.16(a)
Person	8.3(e)
Proxy Statement	2.21
Returns	2.6(b)(i)
SEC	2.3(c)
Securities Acts	2.4(a)
Service Engagement Orders	2.8(m)
Shrink-Wrapped Code	2.8(a)
Source Code	2.8(a)
Specified Company Representations	6.2(a)
Stockholders’ Meeting	5.2(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1

A-iv

Defined Term	Section
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(c)
WARN	2.16(a)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), Big Bear Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and SeeBeyond Technology Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers and members of the Board of Directors of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain senior executives of the Company are entering into Non-Competition and Non-Solicitation Agreements in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreements”)

E. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger subject to the terms and conditions hereof.

F. Following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and approve the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins, located at 633 W. Fifth St., Suite 4000, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that if Parent has complied with its obligations set forth in the first and sixth sentences in Section 5.1, then without the prior written consent of Parent, the Closing shall not occur on a date that is during the last 15 Business Days prior to the last Business Day of a fiscal quarter of Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is See Beyond Technology Corporation”. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $4.25, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b) Company Warrants and Cashed-Out Options.

(i) Following the Effective Time, all warrants to purchase Company Common Stock issued by the Company (“Company Warrants”) shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall use commercially reasonable efforts to have all holders of Company Warrants either fully exercise such Company Warrants prior to the Effective Time or agree that such Company Warrants shall be terminated upon the Effective Time; provided, however, that the holder of any such terminated Company Warrant shall be entitled to receive following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant.

(ii) At the Effective Time, each Company Option (A) granted under the 1997 Stock Option Plan, (B) held by any Person other than an employee of the Company or any of its Subsidiaries or (C) (x) granted under the 1998 Stock Plan (as amended and restated) and (y) that was vested as of the Closing Date (including any such Company Options that vest solely by reason of the consummation of the Merger) other than, in the case of any Company Option referenced in clause (C), any Company Option that has a per share exercise price equal to or greater than the Merger Consideration (each such Company Option referred to in clauses (A), (B) or (C), a “Cashed-Out Option”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall, be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time.

(iii) Any materials to be submitted to the holders of Company Warrants or Cashed-Out Options shall be subject to review and reasonable and timely approval by Parent.

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Employee Stock Options; Employee Stock Purchase Plan. At the Effective Time, all Company Options, other than Cashed-Out Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 5.9. Rights outstanding under the Company’s 2000 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be treated as set forth in Section 5.9(c).

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law, and (iii) has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, which shall not be unreasonably delayed or withheld.

1.8 Surrender of Certificates.

(a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. On the Closing Date, Parent shall initiate a wire transfer to the Exchange Agent of the aggregate Merger Consideration in cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. As soon as reasonably practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration set forth in Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Warrants or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I and, if necessary, Parent shall deposit such additional funds as become necessary to pay the aggregate Merger Consideration payable to the Company stockholders due to losses incurred on any investment of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.9 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of

Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted over the next twelve months, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, legally binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, but shall not include any Company Employee Plan, International Employee Plan or Employee Agreement entered into with any employee of the Company or any of its Subsidiaries the primary purpose of which is to provide compensation, employee welfare or fringe benefits or severance or termination benefits.

(b) Charter Documents. The Company has Made Available to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the

Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on June 24, 2005: (i) 88,629,973 and 84,910,721 shares of Company Common Stock were issued and outstanding, respectively, (ii) 3,719,252 shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth in the preceding sentence, since the close of business on June 24, 2005 to the close of business on the date hereof, the Company has not issued any shares of Company Common Stock or Company Preferred Stock other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on June 24, 2005 in accordance with their terms on such date, (B) issuance of shares of Company Common Stock to participants in the Common Purchase Plan pursuant to its present terms and (C) issuances of Company Common Stock upon the exercise of Company Warrants existing on June 24, 2005 in accordance with their terms on such date. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and none of such shares are subject to forfeiture or to any right entitling or obligating the Company to repurchase such shares.

(b) Company Options and Company Warrants. As of the close of business on June 24, 2005: (i) 18,765,366 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s Amended and Restated 1998 Stock Plan and the Company’s 1997 Stock Option Plan (the “Company Stock Option Plans”) (such options and any other options to purchase Company Common Stock, whether payable in cash, shares or otherwise, granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), and 13,388,778 such Company Options are vested and exercisable; (ii) 12,082,587 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 2,099,687 shares of Company Common Stock are issuable under the Company Purchase Plan; and (iv) 625,000 shares of Company Common Stock are issuable upon the exercise of Company Warrants. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of each Company Option outstanding as of June 24, 2005 and each Company Warrant outstanding as of the date hereof: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries. The Company has Made Available with respect to each Company Option outstanding as of June 24, 2005 and each Company Warrant outstanding as of the date hereof, (a) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof and (b) the date on which such Company Option or Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(i) of the Company Disclosure Letter, since the close of business on June 24, 2005 to the close of business on the date hereof, the Company has not issued any Company Options other than grants of Company Options as would be permitted under Section 4.1(b)(iv)(C) after the date hereof. Except as set forth in Section 2.2(b)(ii) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plan was $83,000 and the aggregate amount credited to such accounts for such bi-weekly payroll period for U.S. payroll was $21,000. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities. Except as otherwise set forth in Section 2.2(b)(i) above or Section 2.2(b)(i) or Section 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts or Company Employee Plans to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement, other than the Voting Agreements, with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof) duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, except for such conflicts or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, Lease Document, material Employee Agreement, Company Employee Plan or International Employee Plan, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries. Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract, Company Employee Plan or International Employee Plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole or would reasonably be expected to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) in each case as they have been amended since the time of their filing and prior to the date hereof are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company, and, since January 1, 2002, the SEC has not advised the Company that any final responses are inadequate, insufficient, or otherwise non-responsive. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. The Company and, to the Knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) present fairly and in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The Company does not intend to correct or restate, and there is not any basis to correct or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2005 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their respective employees or the Company’s independent auditors has identified or been made aware of (i) since the adoption of rules promulgated by the SEC pursuant to the Section 404 of the Sarbanes-Oxley Act of 2002, any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a) any Effect that, individually or when taken together with all other Effects that have occurred since the date of the Company Balance Sheet through the date hereof, that has or would reasonably be expected to have a Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(c) any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, (in each case, other than reseller and licensing agreements entered into in the ordinary course of business consistent with past practice) material to the Company and its Subsidiaries, taken as a whole;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and the repurchase of 1,025,300 shares of Company Common Stock pursuant to the Company’s stock repurchase program announced on May 5, 2005;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) except to the extent such grant, payment, change or entry would not exceed $10,000 per individual, (i) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice), (ii) any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice), (iii) any change by the Company or any of its Subsidiaries that materially increases the value of, or accelerates the timing of payment of any severance, termination or bonus policies or practices or (iv) any entry by the Company or any of its Subsidiaries into any currently effective Employee Agreement that is (A) an employment, severance, termination or indemnification agreement or (B) any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), in any case as disclosed in Section 2.5(f) of the Company Disclosure Letter;

(g) any amendment, termination or consent with respect to any Company Material Contract, Lease Document or Company Employee Plan entered into outside the ordinary course of business;

(h) entry into any customer Contract that contains any material non-standard provisions for unpaid future deliverables or future royalty payments (other than current royalty product offerings as set forth in the Company’s current price list) other than in the ordinary course of business consistent with past practice;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(k) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice or otherwise previously accrued in the Company Balance Sheet;

(l) any material change in the level of product returns, bad debts or rights to accounts receivable which, individually or in the aggregate, have had or are reasonably likely to have a material effect on accounts receivable reserves or other reserves maintained by the Company and its Subsidiaries (other than historical seasonal changes or factors);

(m) any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries, taken as a whole, or the licenses of current Company Products, in each case, in the ordinary course of business consistent with past practice;

(o) any loan, extension of credit or financing or grant of extended payment terms by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business consistent with past practice;

(p) any material purchases of fixed assets or other long-term assets other than in the ordinary course of business consistent with past practice;

(q) any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(s) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries.

2.6 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to material Taxes required to be filed by the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements in all material respects and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes (i) for which payment is not yet due or (ii) which are being challenged in good faith by appropriate means, promptly instituted and diligently pursued, and for which an adequate reserve has been accrued or established on the Company Financials.

(ii) Neither the Company nor any of its Subsidiaries has any material Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries relating to any material Tax is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(v) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock within the past three years intended to qualify for tax-free treatment under Section 355 of the Code.

(vi) None of the Company or any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vii) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes arising from or relating to any period ending on or prior to the close of business on the date of the Company Financials which has not been accrued or reserved on the particular Company Financials for the period to which such liabilities arises from or relates, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business consistent with past practice.

(ix) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) has ever been a party to any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, (d) has an obligation to make any payment determined by reference to the Tax liability of a third party, or (e) is presently a party to any joint venture or partnership in respect of which there exists a negative capital account or any other circumstance giving rise to a deferred Tax liability materially in excess of reserves set forth on the Company Financials.

(x) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code materially in excess of specifically identified reserves as indicated on the Company Financials (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), or (d) installment sale or open transaction disposition or prepaid amount materially in excess of reserves set forth on the Company Financials.

2.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 2.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), and each Leased Real Property that is material to the Company and its Subsidiaries, taken as a whole, is marked by an asterisk. All such current leases which are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth in Section 2.7(a)(ii) of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property and the Leased Real Property is used in all material respects only for the operation of the business of the Company and its Subsidiaries. The Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained, in all material respects, in accordance with standard industry practice and the Leased Real Property is in compliance, in all material respects, with Legal Requirements in light of the purposes for which such Leased Real Property and assets are used, subject to reasonable wear and tear. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property. The Company and each of its Subsidiaries has performed in all material respects its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b) Documents. The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property that are material to the Company and its Subsidiaries, taken as a whole, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other leases, lease guaranties, agreements for the leasing use or occupancy of, or otherwise granting a right in or relating to or affecting any Leased Real Property to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.7(b) of the Company Disclosure Letter.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, statutory landlord Liens or Liens arising under equipment leases entered into in the ordinary course of business consistent with past practice, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

2.8 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded, and that have not been abandoned prior to January 1, 2005, with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) original works of authorship fixed in a tangible medium of expression including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes,

(viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) trade and industrial secrets and confidential information (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b) No Default/No Conflict. All Contracts constituting either (i) a license of (or covenant not to sue related to) Intellectual Property that is material to the business of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries to a third Person, or (ii) a license of Intellectual Property or Intellectual Property Rights of a third Person to the Company or any of its Subsidiaries that is material to the business of the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law) are in full force and effect, and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The consummation of the transactions contemplated by this Agreement will not result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ material rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c) No Infringement. The operation of the business of the Company and its Subsidiaries as currently conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction to which the Company or its Subsidiaries are subject.

(d) Notice. Except as set forth in Section 2.8(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received in the last two years written notice from any Person claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(e) No Third Party Infringers. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past two years, the Company or any of its Subsidiaries has not asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(f) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, will result in the Surviving Corporation or, to the Knowledge of the Company, Parent or any of its subsidiaries: (i) granting to any third party any incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this Section 2.8(f), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(g) Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, and since January 1, 2001 has had and enforced, a policy requiring each employee, consultant and contractor to execute work-for-hire, invention assignment, proprietary information, and confidentiality agreements (as applicable) to protect Company Intellectual Property. Without limiting the foregoing, in the past two years, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Intellectual Property used or held for use by the Company or any of its Subsidiaries have executed such agreements in which they have assigned all of their rights in and to such Intellectual Property to the Company. To the Knowledge of the Company, no party to any such agreement is in material breach thereof. To the Knowledge of the Company, no current or former employees, consultants or contractors of the Company or any Subsidiary own any material Intellectual Property used or held for use by the Company or any of its Subsidiaries.

(h) No Order. There are no extant forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, other than licenses of Company Intellectual Property to third Persons and licenses of Intellectual Property to the Company, that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights; or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

(i) Open Source. Except as has been Made Available to Parent, to the Knowledge of the Company no Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Products. Each of the Company and its Subsidiaries takes commercially reasonable steps and has implemented commercially reasonable procedures (in each case in light of the Company’s and its Subsidiaries’ size and business) intended to: (i) identify such Open Source; and (ii) to avoid the release of the Source Code of the Company Intellectual Property. To the Knowledge of the Company, there has been no material deviation from such efforts and procedures of Company and its Subsidiaries with respect to Open Source.

(j) Source Code. To the Knowledge of the Company, the execution of this Agreement or any of the other transactions contemplated by this Agreement, will not result in a release from escrow of any Source Code that is Company Intellectual Property or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property under any Contract, and no material portions of such Source Code has been disclosed, delivered or licensed to a third party (other than deposits of Source Code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practice, which deposits have not been released from escrow).

(k) Software. To the Knowledge of the Company, all Company Products and Company Intellectual Property (and all parts thereof) are free of: (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”), in each case that reasonably would be expected to materially impact the business of the Company and its Subsidiaries taken as a whole.

(l) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures intended to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have appropriate disaster recovery plans procedures and facilities for the business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Knowledge of the Company, since January 1, 2002, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(m) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice, and (iii) service engagement orders pursuant to which the Company or any of its subsidiaries customizes software related to Company Products, in each case, used by customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practices (“Service Engagement Orders”) (provided, however, that the term “Service Engagement Orders” shall not include the Contracts under which such service engagement orders are provided), Section 2.8(m) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party and sets forth, for each such Contract, any minimum purchase obligations and any per unit royalty charges required of the Company or any of its Subsidiaries thereunder.

(n) Licenses-Out. Other than (i) written non-disclosure agreements, (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of Company Products to end-users, (iii) any non-exclusive dealer, distributor, or joint marketing agreement with any customers of the Company or its Subsidiaries (in each case, pursuant to written agreements that have been entered into in the ordinary course of business consistent with past practice), and (iv) Service Engagement Orders, Section 2.8(n) of the Company Disclosure Letter lists each contract, license and agreement by which the Company or any Subsidiary grants to any third Person rights in any Intellectual Property or Company Products.

(o) Trade Secrets. The Company and each of its Subsidiaries has the right to use, or has ownership of, free and clear of any pledges, mortgages, liens and security interests, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company, its wholly owned Subsidiaries, Persons distributing Company Products through channels (whether by way of sales, licensing, leasing or otherwise), or Persons to which such Customer Information refers, possess any claims or rights with respect to use of the Customer Information. Except as set forth on Section 2.8(o) of the Company Disclosure Letter, the Company and its Subsidiaries have taken commercially reasonable steps to protect their trade secrets, and any trade secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed.

(p) Privacy. To the Knowledge of the Company, the Company and its Subsidiaries have complied with all applicable laws and their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. The Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies in each case in all material respects (and in each case, except as otherwise required or permitted by this Agreement). All applicable privacy policies and guidelines are listed in Section 2.5(p) of the Company Disclosure Letter (true and correct copies in all material respects of which have been Made Available to Parent) and, to the Knowledge of the Company, the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws.

(q) Ownership of Intellectual Property Rights. Section 2.8(q) of Company Disclosure Letter lists all Company Registered Intellectual Property, identifying in each case the inventors/authors, status, filing date, and issuance/registration/grant date, and prosecution status thereof. The Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all pledges, mortgages, liens and security interests in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property is listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof. No Service Engagement Order restricts the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights in or to any of the Company’s or its Subsidiaries’ core software products (excluding custom eWay adaptors) or grants any third Person any exclusive or ownership rights in or to any of the Company’s or its Subsidiaries’ core software products (excluding custom eWay adaptors).

(r) Validity and Enforceability. To the Knowledge of the Company and its Subsidiaries: (i) the material Company Registered Intellectual Property and Intellectual Property owned by Company is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, and (ii) all necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property.

2.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” clauses other than such clauses that are based on volume and restricted to “similarly situated customers” for any future purchases of Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

2.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted during the next twelve months or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.11 Litigation. There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. Since January 1, 2002 to the date hereof, there have not been any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.12 Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with the Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.13 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated, defined, or classified by any Governmental Entity or by any Legal Requirement relating to pollution or protection of human health or the environment (collectively, “Environmental Laws”) as radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum and petroleum products, toxic mold and biological materials, urea-formaldehyde, radon and all “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and all “hazardous wastes” pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, but excluding customary and unregulated amounts of office and janitorial supplies (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present as a result of the actions of the Company or any of its Subsidiaries or, to the Company’s Knowledge, as a result of any actions of any affiliate of the Company or any third party or otherwise, in, on or under any property, including the land and the improvements, soil, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, managed, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or would reasonably be expected to cause a material adverse health effect to any such person or result in any material liabilities under Environmental Laws.

(c) Environmental Compliance. The Company and its Subsidiaries are in material compliance with Environmental Laws and, to the Knowledge of the Company, there are no conditions or circumstances that could reasonably be expected to prevent or interfere with such material compliance in the future. The Company and its Subsidiaries currently hold all Governmental Authorizations necessary under Environmental Laws for their business, operations and Hazardous Material Activities as such operations, activities and businesses are currently being conducted (the “Company Environmental Permits”), and are in compliance with the terms and conditions thereof, except for Governmental Authorizations, the absence of which could not reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No material legal action, governmental proceeding or investigation, order, permit revocation proceeding, permit amendment procedure, writ, injunction or claim is pending, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or, to the Company’s Knowledge, against any person for whom they may be responsible by law or contract concerning any Environmental Law, Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity. The Company has no knowledge of any facts or circumstances which could result in any liability for the Company or its Subsidiaries (or any person for whom they may be responsible by law or contract) under Environmental Laws, or related to any Company Environmental Permit, Hazardous Material or Hazardous Material Activity which could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries have entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

(e) Environmental Information. The Company has Made Available to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

2.14 Brokers’ and Finders’ Fees. Except for fees payable to SG Cowen & Co., LLC pursuant to an engagement letter dated February 3, 2005, and fees payable Houlihan Lokey Howard & Zukin Financial Advisers, Inc. pursuant to an engagement letter dated June 22, 2005, copies of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.15 Transactions with Affiliates. Except as set forth in the Company SEC Reports, the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation,

performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which (i) is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, and (ii) with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation, but excluding any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations, but excluding any International Employee Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.16(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement. Section 2.16(b)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, the name and salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $150,000 per year. To the Knowledge of the Company, as of the date of this Agreement, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment. Section 2.16(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship (other than pursuant to an Employee Agreement) with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $50,000 per year.

(c) Documents. The Company and each of its Subsidiaries has Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Subsidiaries, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) to the extent applicable, all discrimination tests for each Company Employee Plan for the three most recent plan years, (ix) all prospectuses prepared in connection with each Company Employee Plan, and (x) the most recent IRS determination issued with respect to each Company Employee Plan to the extent applicable.

(d) Employee Plan Compliance.

(i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation in any material respect of, and the Company and each of its Subsidiaries have no Knowledge of any material default or violation by any other party to, any Company Employee Plan or Employee Agreement, and each Company Employee Plan and Employee Agreement has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter as to its qualified status under the Code. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is not (A) an Employee Agreement or (B) an employee welfare benefit plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate is currently or, to the Knowledge of the Company, will be subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Except as disclosed in Section 2.16(f) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently maintains or has any obligation, whether fixed or contingent, to contribute to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute or other law, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or other law.

(i) Effect of Transaction. Except as set forth in Section 2.16(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, retention payment, bonus or otherwise), becoming due to any Employee or in the funding of any such payment, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. Neither this Agreement nor any other agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.16(j) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder that has, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(k) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(l) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, investigations, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. Except as provided under any Employee Agreements listed in Section 2.16(b)(i) of the Company Disclosure Letter, the services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates.

(m) Works Council. There are no foreign works’ councils or collective bargaining agreements to which the Company or any of its Subsidiaries are subject. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement that would be material to the Company or any of its Subsidiaries.

(n) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees located in the United States. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries with respect to employees located in the United States. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(o) International Employee Plan. To the Knowledge of the Company except as (i) is not reasonably likely to result in a material liability to the Company; (ii) is required under any Legal Requirements; or (iii) otherwise set forth in Section 2.16(o)(i) of the Company Disclosure Letter, the foregoing representations contained in Sections 2.16(c) through 2.16(n), to the extent applicable, are accurate with respect to Employees located outside the United States and International Employee Plans. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

(p) With respect to those Company Employee Plans that may be subject to Code Section 409A, the Company has taken or intends to take such timely actions as may be necessary or appropriate to comply with Code Section 409A.

2.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound, but shall not include any Company Employee Plan, International Employee Plan or any Employee Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business consistent with past practice or any guaranty of obligations of a wholly-owned Subsidiary);

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than in the ordinary course of business consistent with past practice;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business consistent with past practice;

(v) any material settlement agreement entered into within three years prior to the date of this Agreement or which otherwise contains continuing obligations of the Company or any of its Subsidiaries;

(vi) (A) any dealer, distributor, joint marketing or end-user license agreement with any of the top 25 customers of the Company and its Subsidiaries, taken as a whole, as measured by sales during the twelve months ended March 31, 2005, (B) any development agreement under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or (C) any material agreement pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, excluding in the case of each of Clause (B) and (C), Service Engagement Orders;

(vii) (A) any Contract required to be disclosed in Section 2.8(n) of the Company Disclosure Letter or any subsection thereof and (B) Contracts (other than (i) licenses to Shrink-Wrapped Code, (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (iii) Service Engagement Orders) that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party;

(viii) (A) any Contract containing any support or maintenance obligation on the part of the Company or any of its Subsidiaries with any of the top 25 customers of the Company and its Subsidiaries as measured by support and maintenance revenues earned during the period from January 1, 2005 through April 30, 2005, and (B) any Contract containing material service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 90 days notice without liability or financial obligation to the Company or its Subsidiaries;

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or

(x) any other Contract with any continuing obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $2,000,000 or more.

(b) Schedule. Section 2.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof, setting forth for each such Company Material Contract, the subsections of Section 2.17(a) that are applicable to such Company Material Contract.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.18 Insurance. The Company has Made Available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.19 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and reexport control laws and (ii) to the Company’s Knowledge, all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims or legal actions against the Company or any Subsidiary with respect to such Export Approvals or with respect to the export control laws of any Governmental Entity;

(c) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would give rise to any future claims or legal actions; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

2.20 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or to the Company’s Knowledge, any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), and, to the Company’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.22 Fairness Opinion. The Company’s Board of Directors has received opinions from each of SG Cowen & Co., LLC, dated as of June 27, 2005 and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of June 27, 2005, copies of which has been Made Available to Parent, to the effect that, as of such date and subject to the qualifications contained in such opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.

2.23 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which would reasonably be expected to have a dilutive or otherwise adverse effect on the capitalization of Parent as a result of consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject, in the case of the consummation by Merger Sub of the transactions contemplated hereby, to obtaining the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, and the filing of the Certificate of Merger pursuant to Delaware Law. Immediately after the execution of this Agreement, Parent shall have approved and adopted this Agreement as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries is a party or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub; except, in the case of each of the preceding clauses (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement.

(c) Necessary Consents. No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will contain, on each relevant filing date, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby. Parent is the sole stockholder of Merger Sub.

3.6 Ownership of Shares. As of the date hereof, Parent and its Subsidiaries beneficially own no shares of Company Common Stock, other than by virtue of the Voting Agreements.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its material debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings (it being understood that announcement of the Merger may have an adverse impact on the relationship of the Company and its Subsidiaries with such Persons). In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice and except as permitted under Section 4.1(b)(iv);

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof in accordance with their terms at the time of grant and the requirements of clause (C) hereof; (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to its present terms (or as it may be modified in accordance with Section 5.9(c)); (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries (other than executive officers and members of senior management) to acquire, individually, up to 50,000 shares (as adjusted for stock splits and the like and taking into account any Company Options granted since June 24, 2005) of Company Common Stock and, in the aggregate, up to 1,000,000 shares (as adjusted for stock splits and the like and taking into account any Company Options granted since June 24, 2005) of Company Common Stock in any 30-day period, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practice in connection with ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger; (D) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof; and (E) issuances by a wholly-owned Subsidiary of the Company to the Company or its wholly-owned Subsidiaries;

(v) Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance (in each case, other than reseller and licensing agreements entered into in the ordinary course of business consistent with past practice) that would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole, or the licenses of current Company Products, in each case, in the ordinary course of business consistent with past practice;

(ix) Any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, or (c) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xi) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $1,000,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xiv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000 net of any insurance payments received by the Company;

(xvi) Except as required by Legal Requirements, Company Employee Plans or Employee Agreements currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company other than annual increases in pay in connection with annual performance reviews to current non-officer Employees granted in the ordinary course of business consistent with past practice, (2) adopt or amend any Employee Agreement, Company Employee Plan or International Employee Plan or make any contribution, other than regularly scheduled contributions, to any Employee Agreement, Company Employee Plan or International Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Warrants, reprice any Company Options or Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) enter into, modify or amend any Employee Agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or any indemnification agreement with any Employee or enter into any collective bargaining agreement;

(xvii) Enter into any Contract containing, or otherwise subject the Surviving Corporation or Parent to, any terms providing for non-competition, exclusivity, “most favored nations”, unpaid future deliverables, service requirements outside the ordinary course of business or future royalty payments (other than current royalty product offerings as set forth on the Company’s current price list), or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xviii) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xix) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

(xx) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any guarantee by the Company of the obligations of its wholly-owned Subsidiary in the ordinary course of business consistent with past practice or (ii) in connection with the financing of trade payables in the ordinary course of business consistent with past practice;

(xxi) Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xxii) Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries, taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice;

(xxiii) Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business consistent with past practice;

(xxiv) Enter into, modify or amend any Service Engagement Order in a manner that restricts the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its

Intellectual Property Rights in or to any of the Company’s or its Subsidiaries’ core software products or grants any third Person any exclusive or ownership rights in or to any of the Company’s or its Subsidiaries’ core software products; or

(xxv) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiv) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

4.2 Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals. Parent shall use commercially reasonable efforts to respond to all such requests as promptly as practicable.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent (who shall provide comments, if any, to the Company’s Proxy Statement no later than three Business Days of Parent’s receipt thereof), will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC (and Parent shall provide comments, if any, no later than three Business Days of Parent’s receipt thereof), and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

5.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting or the Board of Directors of the Company reasonably requires additional time to satisfy its fiduciary duties in compliance with Section 5.3. The Company shall ensure that any Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall use all reasonable efforts to cause the Company’s and its Subsidiaries’ other employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (iv) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. No later than 48 hours after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any person, which notice shall be given no later than 24 hours after such determination was reached. The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials that are subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal that either contain material information about the Company or such Person or discuss the material terms and conditions of any Acquisition Proposal, request or inquiry; provided, however, that, in the case of such an Acquisition Proposal in which the consideration payable to the Company’s Stockholders consists primarily of shares of common stock of the Person making such Acquisition Proposal, confidential information related to such Person’s business that is contained in such written materials that is unrelated to such Acquisition Proposal may be redacted.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the Stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 (including, without limitation, the notification requirements of Section 5.3(b)) and that the Company’s Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided, however, that prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf that is no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished).

(d) Change of Recommendation. Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into, or propose to execute or enter into, any letter of intent of similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Board of Directors of the Company determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii) The stockholders of the Company have not approved this agreement in accordance with applicable law;

(iii) The Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five calendar days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (C) that the Company intends to effect a Change of Recommendation;

(iv) After delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five calendar day period, and negotiate in good faith with respect thereto during such five calendar day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation;

(v) the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer is more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(vi) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated February 24, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any “Evaluation Material” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. Subject to applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to: (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to source code, but not to detailed information concerning design processes, design specifications, product roadmaps or similar highly sensitive Company Intellectual Property; provided, however, that (1) access to source code shall only occur on the premises of the Company in Monrovia, California on Company computers designated by the Company for such purposes and, at the Company’s election, under the supervision of a representative or representatives of the Company; (2) Parent shall provide at least forty-eight hours written notice of its request for such access, including in such notice whether Parent desires to have Company engineering personnel available, as provided in subpart 4; (3) Parent and its representatives shall be permitted to take notes during such access provided that (A) on each day such notes are taken, Company shall be provided with such notes in order to make and retain copies thereof and (B) such notes and the contents of such notes may not be disclosed by Parent or its representatives other than to Parent personnel and representatives who have a need to know the contents of such notes for purposes of preparing to integrate the Company Products with Parent offerings as of the Effective Time; and (4) such access shall be permitted for up to fifteen days (which need not be consecutive) selected by Parent in accordance with the requirements hereof (provided, however, that for up to five of the fifteen days selected by Parent, Company engineering personnel with knowledge of those product components and/or topics designated by Parent in its notice shall be required to be on hand to answer questions, unless Company notifies Parent prior to such day that such engineering personnel are unavailable, in which case the parties shall work in good faith to schedule another day that is mutually agreeable)), and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated by the Financial Accounting Standards Board, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent. The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture other than any Action of Divestiture that would have an immaterial consequence on Parent or the Company. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in each case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to seek such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter. For the avoidance of doubt, the Company’s failure to obtain any consent set forth in Section 2.3(b) of the Company Disclosure Letter or which is otherwise reasonably requested to be obtained by Parent pursuant to this Section 5.8, in each case, provided that the Company has used all reasonable efforts to seek such consent, shall not give rise to a failure to satisfy the condition to closing set forth in Section 6.2(b). If the consent required under the Company’s Loan and Security Agreement with Comerica Bank-California, dated as of December 4, 2000, as amended, and its related documents is not received prior to Closing, then, if requested by Parent, the Company will repay all amounts outstanding under and terminate such loan and security agreement and the related documents effective as of the Closing Date. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and, shall at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals, except if Parent has breached this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 7.1(f).

5.9 Equity Awards and Employee Matters.

(a) Assumption of Employee Stock Options. At the Effective Time, each then outstanding Company Option other than Cashed-Out Options, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option other than Cashed-Out Options so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the ratio of the value of the per share Merger Consideration to the average of the closing prices for a share of Parent Common Stock on the ten trading days ended one trading day prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as to which it was vested immediately prior to the Effective Time, except to the extent such Company Option by its terms (including by the terms of any applicable Employee Agreement) as of the Effective Time provides for acceleration of vesting upon the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option.

(b) Incentive Stock Options. The conversion of Company Options provided for in Section 5.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(c) Termination of Company Employee Stock Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under the Company Purchase Plan shall be determined by treating the Closing Date as the deemed exercise date in accordance with the terms of the Company Purchase Plan and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including timely distributing notices to participants required by the terms of the Company Purchase Plan and, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(c). The form and substance of any materials to be distributed to participants in connection with the termination of the Company Purchase Plan shall be subject to reasonable and timely approval by Parent.

(d) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided by Parent subject to the reasonable and timely approval of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

(e) Specified Employees. Each of Parent, Merger Sub and the Company covenants and agrees that, as of the Effective Time, with respect to each of the individuals listed on Schedule 5.9(e) (together, the “Specified Employees”), the consummation of the transactions contemplated by this Agreement shall constitute “good reason” (as that term is defined in Section 1.21 of each of the Specified Employee’s currently effective Change of Control Employment Agreement listed on Section 2.16(b)(i) of the Company Disclosure Letter), and each such Specified Employee shall be entitled, should he so desire, to terminate his respective employment with the Company for “good reason” at any time after the Effective Time. If any Specified Employee shall terminate his employment with the Company pursuant to this Section 5.9(e), Parent shall, or shall cause the Surviving Corporation to, provide to such Specified Employee, at such times and in such amounts as provided in such Specified Employee’s Change of Control Employment Agreement, all compensation and benefits to which such Specified Employee is entitled upon a termination of employment for “good reason” under his respective Change of Control Employment Agreement as it may be amended from time to time as mutually agreed by the parties thereto; provided, however, that such Specified Employee provides Parent with a release and waiver of claims and agreement to the foregoing in the form agreed to by Parent and the Company; provided, further, that nothing in this Section 5.9(e) is intended to confer any duplication of benefits on any Specified Employee.

5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options within 60 days after the Effective Time or as soon as reasonably practicable after the expiration of such 60-day period that registration of shares on Form S-8 first becomes available to Parent. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable securities laws in connection with the conversion of Company Options (other than Cashed-Out Options) into options to acquire shares of common stock, par value $0.00067 per share, of Parent (“Parent Common Stock”), and the Company shall furnish any information concerning the Company and the holders of Company Common Stock and Company Options as may be reasonably requested in connection with any such action.

5.11 Indemnification.

(a) Indemnity. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects all obligations of the Company to any individual who at or prior to the Effective Time was a director or officer of the Company pursuant to the indemnification provisions of the certificate of incorporation and bylaws of the Company and any indemnification agreements with such persons in effect as of the date hereof and listed in Section 5.11(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, (i) for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and (ii) with respect to any director or officer of the Company who, at the request of the Company, served as a director or officer of any of the Company’s Subsidiaries, for acts and omissions occurring in connection with such officer’s or director’s role as an officer or director of such Subsidiary of the Company) (the “Indemnified Parties”), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance to the Indemnified Parties sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties as provided in such organizational documents prior to any such amendment, repeal or modification.

(b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers with at least the same industry rating covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate (other than with respect to the broader coverage provided under the top layer of insurance, which shall be substantially the same as the Company’s policy) no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate (other than with respect to the broader coverage provided under the top layer of insurance, which shall be substantially the same as the Company’s policy), no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third—Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.11.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker, effective as of the Closing Date, to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.15 Immigration-Related Liabilities. Following the Effective Time, Parent shall assume all immigration-related liabilities of the Company with respect to persons who are employees of the Company as of the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals set forth in Exhibit C hereto shall have been obtained.

6.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub.

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case of clauses (i) and (ii), for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided that, in each case of clauses (i) and (ii), the representations and warranties of the Company contained in Section 2.2(a), Section 2.2(b), the first sentence of Section 2.2(d), Section 2.3(a) and Section 2.23 shall be true and correct in all material respects.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. No Effect that, either individually or when taken together with all other Effects that have occurred since the date hereof, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

(e) Officer’s Certificate. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case of clauses (i) and (ii) for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided that, in each case of clauses (i) and (ii), the representations and warranties of Parent and Merger Sub contained in Section 3.2(a) shall be true and correct in all material respects. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by December 31, 2005 which date shall be extended to February 28, 2006 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the Company shall give Parent three Business Days prior written notice before terminating this Agreement under this Section 7.1(d);

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period);

(h) by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), the Company shall have paid Parent the Termination Fee described in Section 7.3(b); and

(i) by Parent, if (A) any Effect that, individually or when taken together with all other Effects that have occurred since the date hereof, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and (B) if such Material Adverse Effect is curable within such time period and the Company uses commercially reasonable efforts to cure such Material Adverse Effect within such time period, such Material Adverse Effect is not cured within 20 days of Parent providing written notice of such Material Adverse Effect to the Company.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within five Business Days after Parent requests in writing that such recommendation be reaffirmed (or such longer time as is reasonably necessary for the Company and the Board of Directors to comply with the procedures set forth in Section 5.3(d) but in any event no later than two Business Days before the Stockholders’ Meeting); (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement; contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; or (vii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the intentional and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(h), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a fee equal to $12,600,000 in immediately available funds (the “Termination Fee”); provided, however, that:

(1) in the case of termination under Section 7.1(h), such payment shall be made prior to such termination, and

(2) in the case of termination under Section 7.1(b), (a) such payment shall be made only if (i) Parent is not in breach of the Agreement and (ii) following the date hereof and prior to the date of the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Acquisition Proposal with respect to the Company and, within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated, or the Company enters into a definitive agreement, with the party that made such Proposal or, if such Acquisition or definitive agreement reasonably relates to or otherwise was made in response to or during the pendency of such Acquisition Proposal, and

(b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement by the Company, and

(3) in the case of termination under Section 7.1(d), (a) such payment shall be made only if following the date hereof and prior to the meeting of the Company’s Stockholders to vote on the Merger, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement by the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement to the extent provided in clause (ii) of the second sentence of Section 7.2.

(iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Sutphin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

with copies to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Martin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave., Suite 1100

Palo Alto, CA 94301

Attention: Kenton J. King

Telephone No.: 1-650-470-4500

Telecopy No.: 1-650-470-4570

if to the Company, to:

SeeBeyond Technology Corporation

181 W. Huntington Drive, Suite 110

Monrovia, CA 91016

Attention: Mark Brooks, Esq.

Telephone No.: 1-626-408-3130

Telecopy No.: 1-626-408-3380

with copies to:

Latham & Watkins LLP

633 West Fifth St., Suite 4000

Los Angeles, CA 90071

Attention: Edward Sonnenschein, Jr., Esq./David M. Hernand, Esq.

Telephone No.: 1-213-485-1234

Telecopy No.: 1-213-891-8763

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the individuals listed on Schedule 8.3(b) has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “Made Available” shall mean that the Company has posted such materials to a virtual data room and has given Parent or its agents or representatives all necessary access to such virtual data room or otherwise delivered such materials.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided, however, that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from the loss of customers (including prospective customers with whom or which the Company or its Subsidiaries are engaged in sales discussions as of the date of this Agreement) or Employees as a result of the announcement of this Agreement and the transactions contemplated hereby, or (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings; or (ii) would materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*******

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUN MICROSYSTEMS, INC.

By:	/s/ JOHN P. LOIACONO
Name:	John P. Loiacono
Title:	Executive Vice President, Software

BIG BEAR ACQUISITION CORPORATION

By:	/s/ BRIAN MARTIN
Name:	Brian Martin
Title:	President and Secretary

SEEBEYOND TECHNOLOGY CORPORATION

By:	/s/ JAMES T. DEMETRIADES
Name:	James T. Demetriades
Title:	Chief Executive Officer

Schedule 4.2

Craig Norris

E-Mail: craig.norris@sun.com

Fax: (408) 276-6389

Glenn Luinenburg

E-Mail: gluinenburg@wsgr.com

Fax: (650) 493-6811

Aaron Amaro

E-Mail: aaron.amaro@sun.com

Fax: (650) 352-8304

Schedule 5.9(e)

Specified Employees

James Demetriades

Alex Demetriades

Mark Brooks

Barry Plaga

Schedule 8.3(b)

Knowledge

James Demetriades

Alex Demetriades

Barry Plaga

H. Carvel Moore

Mark Brooks

Charles Gerlach

Reed Henry

Rasmus Van Der Colff

Jerry Waldorf

Ross Altman

Alex Andrianopoulos

John W. Buckley

Salah M. Hassanein

Raymond Lane

Steven Ledger

EXHIBIT A

FORMS OF VOTING AGREEMENT

Please see Annex B and Annex C

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EXHIBIT B

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2005 by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of SeeBeyond Technology Corporation, a Delaware corporation (the “Company”). The Closing Date (as defined in the Merger Agreement (as defined below)) shall be the “Effective Date” of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Merger Agreement.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Big Bear Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which Sub shall merge with and into the Company (the “Merger”), and cash will be exchanged for the shares of the Company’s capital stock held by the stockholders of the Company (the “Shares”) pursuant to the terms of the Merger Agreement.

B. Stockholder is a significant stockholder of the Company, and, as a result of the Merger, Stockholder will receive significant consideration in connection with the Merger.

C. The parties acknowledge that the life expectancy of current products and technologies in the systems integration market, the Company’s field of business, is at least two years.

D. The parties acknowledge that the relevant market for the Company is worldwide in scope and that intense worldwide competition exists for the products and services of the Company.

E. As a condition and mutual inducement to the Merger, and to preserve the value of the business being acquired by Parent after the Merger, the Merger Agreement contemplates, among other things, that Stockholder shall enter into this Agreement and that this Agreement shall become effective immediately prior to the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and Stockholder hereby agree as follows:

I. Covenant Not to Compete or Solicit.

A. Stockholder acknowledges that during the course of Stockholder’s employment with the Company, Stockholder has received and been privy to Company confidential information and trade secrets and that Parent has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such trade secrets and confidential information, Stockholder agrees that beginning on the Effective Date and ending on the second1 anniversary of the Effective Date (the “Non-Competition Period”), Stockholder shall not, directly or indirectly, without the prior written consent of Parent: (i) engage in, anywhere in the Restricted Territory (as defined below), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, officer, director or otherwise, or have any ownership interest in (except for passive ownership of five percent or less of any entity), or participate in or facilitate the financing, operation, management or control of, any Person (including through an affiliate of

1 20 months for Alex Demetriades.

A-B-1

such Person) that directly or indirectly engages or participates in a Competing Business Purpose (as defined below), for purposes of clarification, including, but not limited to, (1) directly or indirectly engaging in, having an ownership interest in, participating in or facilitating any of the foregoing through a venture capital fund or any other Person on behalf of or for the benefit of any portfolio company of such venture capital fund or any other Person that engages in or participates in a Competing Business Purpose, other than Parent or the Company or (2) contacting marketing, channel or technology partners of the company in connection with or on behalf of any Competing Business Purpose; or (ii) interfere with the business of Parent or the Company or approach, contact or solicit Parent’s or the Company’s customers, in either case, in connection with a Competing Business Purpose. “Competing Business Purpose” means any business relating to the development, sale, marketing, maintenance or support of an application platform infrastructure that enables integration with systems for the purposes of creating and deploying composite applications including a service-oriented architecture. “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which Parent, the Company or any of their respective affiliates is currently engaged, or during the term of the Agreement engages, in business or otherwise distributes, licenses or sells its products.

B. Beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Non-Solicitation Period”), Stockholder shall not, directly or indirectly, without the prior written consent of Parent, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any individual employed at the time of such solicitation, encouragement or other action by the Company, Parent or any subsidiary of the Company or Parent to (i) terminate such employee’s employment with the Company, Parent or such subsidiary of the Company or Parent (provided that this clause (i) shall not apply with respect to Company employees Janice McKinnon, Leroy Wilson or Luis Garcia, any of whom may be hired by Stockholder at any time), or (ii) engage in any action in which Stockholder would, under the provisions of Section 1(a) hereof, be prohibited from engaging. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or Parent or any of their subsidiaries shall not be deemed to be a solicitation under this Agreement.

C. The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

D. Stockholder acknowledges that (i) Stockholder is familiar with the foregoing covenant not to compete; (ii) the covenant set forth in subsection 1(a) represents only a limited restraint and allows Stockholder to pursue Stockholder’s livelihood and occupation without unreasonable or unfair restrictions; (iii) Stockholder is a significant stockholder of the Company; (iv) Stockholder is an officer, key employee, and/or key member of the management of the Company; (v) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger is an integral component of the value of the Company to Parent and is reflected in any consideration payable to Stockholder in connection with the Merger, and (vi) Stockholder’s agreement as set forth herein is necessary to preserve the value of the Company for Parent following the Merger. Stockholder represents that Stockholder is fully aware of Stockholder’s obligations hereunder, and acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Parent are engaged in a highly competitive industry, (B) Stockholder has unique access to, and will continue to have access to, the trade secrets and know-how of the Company and Parent, including, without

A-B-2

limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company and Parent, and (C) this Agreement provides no more protection than is necessary to protect Parent’s interests in its goodwill, trade secrets and confidential information.

E. Stockholder’s obligations under this Agreement shall remain in effect if Stockholder’s employment with Parent or the Company is terminated for any or no reason.

F. Stockholder agrees that during the Non-Competition Period, prior to becoming an employee or partner of or paid consultant to any Person whose business involves in any respect the development, sale, marketing, maintenance or support of software applications of any type (other than a Person of which Stockholder owns or a controls a majority of its capital stock), Stockholder will (i) provide written notice of such employment, partnership or consultancy to Parent and (ii) provide such Person with an executed copy of this Agreement.

G. Stockholder agrees that each of the Non-Competition Period and the Non-Solicitation Period shall be tolled during any period of violation of the covenants contained in Section 1(a) and Section 1(b).

II. Arbitration.

A. Stockholder and Parent agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, the State of California in accordance with the American Arbitration Association Commercial Arbitration Rules, and Supplemental Procedures for Large Complex Disputes (together the “Rules”). Such dispute or controversy shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Stockholder. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and Stockholder cannot mutually agree on one arbitrator, Parent and Stockholder shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding and conclusive upon the parties to the arbitration. Judgment may be entered on the arbitrator(s)’ decision in any court within Santa Clara County, the State of California having jurisdiction.

B. At the request of either party, the arbitrator(s) will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

C. The arbitrator(s) shall apply internal California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

D. The parties agree that Parent would be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or any other means available to Parent at law or in equity.

E. Either party may apply to any court of competent jurisdiction within Santa Clara County, the State of California for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator(s).

F. STOCKHOLDER HAS READ AND UNDERSTANDS THIS SECTION 2, WHICH DISCUSSES ARBITRATION. STOCKHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, STOCKHOLDER AGREES, EXCEPT AS SET FORTH IN SECTION 2(d) AND 2(e) ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF STOCKHOLDER’S RIGHT TO A JURY

A-B-3

TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

III. Miscellaneous.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Subject to Section 2, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

B. Severability. In the event that any portion of this Agreement becomes or is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and be construed as if such portion had not been included in this Agreement.

C. No Assignment. Because the nature of the Agreement is specific to the actions of Stockholder, Stockholder may not assign this Agreement. This Agreement shall inure to the benefit of Parent and its successors and assigns.

D. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to Parent or	Sun Microsystems, Inc.
the Company:	4120 Network Circle
Santa Clara, CA 95054
Attn: Brian Sutphin
Telephone No.:	1-800-555-9786
Facsimile No.:	1-408-276-4601

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave., Suite 1100
Palo Alto, CA 94301
Attn: Kenton J. King
Telephone No.: 1-650-470-4500
Facsimile No.: 1-650-470-4570

If to Stockholder:	To the address set forth on the signature page hereof

With a copy to:	Latham & Watkins LLP
633 West Fifth St., Suite 4000
Los Angeles, CA 90071
Attn: Edward Sonnenschein, Jr., Esq./David M. Hernand, Esq.
Telephone No.: 1-213-485-1234
Facsimile No.: 1-213-891-8763

A-B-4

E. Entire Agreement. Except for any confidential information and trade secret protection agreement that may be signed by Stockholder and Parent or the Surviving Corporation (as defined in the Merger Agreement), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

F. Waiver of Breach. No delay or omission by Parent in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

G. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

H. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

I. Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

J. Other Obligations. Stockholder expressly consents to be bound by the provisions of this Agreement for the benefit of the Parent or any parent, subsidiary or affiliate thereof without the necessity of the separate execution of this Agreement in favor of such parent, subsidiary or affiliate.

K. Prior Agreements. It is expressly intended and agreed by the parties hereto that the covenants and restrictions imposed upon Stockholder pursuant to this Agreement replace and supersede in their entirety all non-competition, non-solicitation and any other covenants and restrictions imposed upon Stockholder by the terms of any agreement(s) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (but shall have no impact on the benefits or entitlements afforded or owed to Stockholder under such agreements).

[remainder of page intentionally left blank]

A-B-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUN MICROSYSTEMS, INC.

By:
Name:
Title:

STOCKHOLDER

Signature

Print Name

Address:

A-B-6

EXHIBIT C

FOREIGN ANTI-TRUST APPROVALS

1. Germany

2. Any other anti-trust approvals as reasonably agreed to by the parties; provided, however, that as of the date of this Agreement, and based on the information provided to Parent by the Company, the parties do not anticipate that any other filing will be required.

A-C-1

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), the undersigned stockholder (“Stockholder”) of SeeBeyond Technology Corporation, a Delaware corporation (the “Company”) and, solely for the purposes of Sections 8, 10, 11 and 14 hereof, the Company.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Big Bear Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; and (ii) 5:00 p.m. Los Angeles Time on such date that is six months after the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(d) “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental entity.

(f) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options; provided that from and after the date and time that the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, the number of Shares subject to this Agreement shall be 16,423,245 shares of Company Common Stock and all other shares of capital stock of the Company Beneficially Owned by the Stockholder shall be no longer subject to this Agreement (including, without limitation, with respect to any restrictions, voting obligations or representations and warranties); provided, further that the number of Shares subject to this Agreement (including for the purposes of the preceding proviso) shall from time to time be reduced by that number of Shares equal to the number of shares of Company Common Stock that Parent or any of its Subsidiaries Beneficially Owns as of the date Parent or such Subsidiary acquires such Beneficial Ownership.

(g) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any Transfer pursuant to a court order.

2. No Transfer of Shares or Options. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent; provided, however, that the Stockholder may, without consent of Parent, Transfer his Shares to members of his family or a trust all of the beneficiaries of which are family members if concurrently with such Transfer the transferee agrees to be bound by the terms of this Agreement pursuant to a written instrument reasonably satisfactory to the Parent; provided further that any exercise of Options will not be considered a Transfer of such Options. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement.

4. Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i) in favor of (1) adoption and approval of the Merger Agreement, the Merger and all other actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that are necessary, as determined by Parent and the Company, in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, (C) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, or (D) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 4.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.

6. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(i) Except as otherwise permitted by this Agreement, Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(ii) Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(iii) Stockholder has the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(iv) The Shares are, and at all times up to and including the Expiration Date the Shares will be, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, binding understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”), excluding encumbrances created by this Agreement and encumbrances that do not limit or impair the Stockholder’s ability to perform his obligations under this Agreement.

(v) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(vi) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Stockholder is a party.

(vii) Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Proxy or (b) alleges that the execution and delivery of this Agreement or the Proxy by Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

(viii) Stockholder hereby agrees and covenants that, as soon as practicable after the date hereof, Stockholder shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate its participation in any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relate to the Shares.

7. Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents and take such further actions as may be reasonably necessary, as determined by Parent and the Company, to carry out the purposes and intent of this Agreement and the Proxy.

8. Consents and Waivers. Stockholder hereby gives all consents and waivers that may be required from it for the execution delivery of this Agreement and the Proxy, and for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, at the request of Parent remain in effect during the term of this Agreement and in accordance with the terms of this Agreement, Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) Stockholder’s identity and ownership of shares of capital stock in the Company and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy.

9. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

10. Company Covenants. The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares.

11. Legending of Shares. Stockholder agrees that, if so requested by Parent, certificates evidencing the Shares shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF JUNE 27, 2005, BY AND AMONG SUN MICROSYSTEMS, INC., SEEBEYOND TECHNOLOGY CORPORATION AND [STOCKHOLDER] AND AN IRREVOCABLE PROXY, DATED AS OF JUNE 27, 2005, IN FAVOR OF SUN MICROSYSTEMS, INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.

The Company agrees, if so requested by Parent, to place (or to cause the transfer agent for the Company to place) the above-referenced legend on any and all certificates evidencing any Shares. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer any Shares (to the extent any Transfer is permitted under this Agreement) without first having the aforementioned legend affixed to the certificates representing the Shares.

12. No Solicitation. Stockholder agrees that it shall not, and that it shall use all reasonable efforts to cause Stockholder’s agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) to not (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal, or (iv) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except, with respect to clauses (i) and (ii) to notify such Person as to the existence of these provisions. Stockholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative)) of Stockholder with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. It is understood that this Section 12 limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder’s capacity as a stockholder.

13. Stockholder Capacity. Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of its Subsidiaries. Stockholder executes this Agreement solely in his capacity as a Beneficial Owner of the Shares and Options. So long as Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

14. Miscellaneous.

(a) Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i) if to Parent, to:

     Sun Microsystems, Inc.

     4120 Network Circle

     Santa Clara, CA 95054

     Attention: Brian Sutphin

     Facsimile: 1-408-276-4601

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP

     525 University Ave., Suite 1100

     Palo Alto, CA 94301

     Attention: Kenton J. King

     Facsimile: 1-650-470-4570

(ii) if to Company, to:

     SeeBeyond Technology Corporation

     181 W. Huntington Dr., Suite 110

     Monrovia, CA 91016

     Attention: Mark Brooks, Esq.

     Facsimile: 1-626-408-3380

     with a copy to:

     Latham & Watkins LLP

     633 West Fifth St., Suite 4000

     Los Angeles, CA 90071

     Attention: Edward Sonnenschein, Jr. Esq./ David M. Hernand, Esq.

     Facsimile: 1-213-891-8763

(iii) if to Stockholder: To the address for notice set forth on the signature page hereof.

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of Parent and Stockholder; provided, however, that the Company’s obligations hereunder may not be changed or modified without the written consent of the Company.

(f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation or breach, Parent shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and that Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of Section 14(j) shall be void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

Sun Microsystems, Inc.		STOCKHOLDER:

By:	/s/ JOHN P. LOIACONO	/s/ JAMES T. DEMETRIADES
Name:	John P. Loiacono	Signature
Title:	Executive Vice President, Software

JAMES T. DEMETRIADES
Print Name

SeeBeyond Technology Corporation

By:	/s/ BARRY J. PLAGA	Address
Name:	Barry J. Plaga
Title:	Executive Vice President & Chief Financial Officer
Shares and Options:

Company Common Stock: 24,634,867
Company Options: 2,600,001

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of SeeBeyond Technology Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Sun Microsystems, Inc., a Delaware corporation (“Parent”), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy; provided that from and after the date and time that the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, the number of Shares subject to this Agreement shall be 16,423,245 shares of common stock, par value $.0001, of the Company and all other shares of capital stock of the Company Beneficially Owned by the Stockholder shall be no longer subject to this Proxy (including, without limitation, with respect to any restrictions or voting obligations); provided, further that the number of Shares subject to this Proxy (including for the purposes of the preceding proviso) shall from time to time be reduced by that number of Shares equal to the number of shares of Company Common Stock that Parent or any of its Subsidiaries Beneficially Owns as of the date Parent or such Subsidiary acquires such Beneficial Ownership. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Stockholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2005, by and among Parent, Big Bear Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the payment to Stockholder of a portion of the proceeds of the Merger in exchange for the Shares.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of (1) adoption and approval of the Merger Agreement, the Merger and all other actions and transactions contemplated by the Merger Agreement or this Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that are necessary, as determined by Parent and the Company, in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or this Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, (C) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, or (D) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters. Without limiting the foregoing sentence, the attorneys-in-fact and proxies named above may not exercise this Proxy to reduce the merger consideration or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholder) under the Merger Agreement or to reduce the obligations of Parent thereunder.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of its Subsidiaries. Stockholder executes this Proxy solely in his capacity as a Beneficial Owner of the Shares. So long as Stockholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated: June 27, 2005

/s/ JAMES T. DEMETRIADES
Signature

JAMES T. DEMETRIADES
Print Name

Address

Shares: 24,634,867

[SIGNATURE PAGE TO PROXY]

ANNEX C

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), the undersigned stockholder (“Stockholder”) of SeeBeyond Technology Corporation, a Delaware corporation (the “Company”) and, solely for the purposes of Sections 8, 10, 11 and 14 hereof, the Company.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Big Bear Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; and (ii) 5:00 p.m. Los Angeles Time on such date that the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(d) “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental entity.

(f) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(g) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any Transfer pursuant to a court order.

2. No Transfer of Shares or Options. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent; provided, however, that the Stockholder may, without consent of Parent, Transfer his Shares to members of his family or a trust all of the beneficiaries of which are family members if concurrently with such Transfer the transferee agrees to be bound by the terms of this Agreement pursuant to a written instrument reasonably satisfactory to the Parent; provided further that any exercise of Options will not be considered a Transfer of such Options. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement.

4. Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:

(i) in favor of (1) adoption and approval of the Merger Agreement, the Merger and all other actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that are necessary, as determined by Parent and the Company, in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, (C) any material change in the capitalization of the

Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, or (D) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 4.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares.

6. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(i) Except as otherwise permitted by this Agreement, Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.

(ii) Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.

(iii) Stockholder has the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(iv) The Shares are, and at all times up to and including the Expiration Date the Shares will be, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, binding understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”), excluding encumbrances created by this Agreement and encumbrances that do not limit or impair the Stockholder’s ability to perform his obligations under this Agreement.

(v) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(vi) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Stockholder is a party.

(vii) Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Proxy or (b) alleges that the execution and delivery of this Agreement or the Proxy by Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

(viii) Stockholder hereby agrees and covenants that, as soon as practicable after the date hereof, Stockholder shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate its participation in any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relate to the Shares.

7. Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents and take such further actions as may be reasonably necessary, as determined by Parent and the Company, to carry out the purposes and intent of this Agreement and the Proxy.

8. Consents and Waivers. Stockholder hereby gives all consents and waivers that may be required from it for the execution delivery of this Agreement and the Proxy, and for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, at the request of Parent remain in effect during the term of this Agreement and in accordance with the terms of this Agreement, Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) Stockholder’s identity and ownership of shares of capital stock in the Company and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy.

9. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

10. Company Covenants. The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares.

11. Legending of Shares. Stockholder agrees that, if so requested by Parent, certificates evidencing the Shares shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF JUNE 27, 2005, BY AND AMONG SUN MICROSYSTEMS, INC., SEEBEYOND TECHNOLOGY CORPORATION AND [STOCKHOLDER] AND AN IRREVOCABLE PROXY, DATED AS OF JUNE 27, 2005, IN FAVOR OF SUN MICROSYSTEMS, INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.

The Company agrees, if so requested by Parent, to place (or to cause the transfer agent for the Company to place) the above-referenced legend on any and all certificates evidencing any Shares. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer any Shares (to the extent any Transfer is permitted under this Agreement) without first having the aforementioned legend affixed to the certificates representing the Shares.

12. No Solicitation. Stockholder agrees that it shall not, and that it shall use all reasonable efforts to cause Stockholder’s agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) to not (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal, or (iv) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except, with respect to clauses (i) and (ii) to notify such Person as to the existence of these provisions. Stockholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative)) of Stockholder with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. It is understood that this Section 12 limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder’s capacity as a stockholder.

13. Stockholder Capacity. Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of its Subsidiaries. Stockholder executes this Agreement solely in his capacity as a Beneficial Owner of the Shares and Options. So long as Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

14. Miscellaneous.

(a) Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i)     if to Parent, to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Sutphin

Facsimile: 1-408-276-4601

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave., Suite 1100

Palo Alto, CA 94301

Attention: Kenton J. King, Esq.

Facsimile: 1-650-470-4570

(ii)   if to Company, to:

SeeBeyond Technology Corporation

181 W. Huntington Dr., Suite 110

Monrovia, CA 91016

Attention: Mark Brooks, Esq.

Facsimile: 1-626-408-3380

with a copy to:

Latham & Watkins LLP

633 West Fifth St., Suite 4000

Los Angeles, CA 90071

Attention: Edward Sonnenschein, Jr. Esq./ David M. Hernand, Esq.

Facsimile: 1-213-891-8763

(iii) if to Stockholder: To the address for notice set forth on the signature page hereof.

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of Parent and Stockholder; provided, however, that the Company’s obligations hereunder may not be changed or modified without the written consent of the Company.

(f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation or breach, Parent shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and that Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of Section 14(j) shall be void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

Sun Microsystems, Inc.	STOCKHOLDER:

By:
Name:	Signature
Title:

Print Name

SeeBeyond Technology Corporation

By:	Address
Name:
Title:
Shares and Options:

Company Common Stock:
Company Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of SeeBeyond Technology Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Sun Microsystems, Inc., a Delaware corporation (“Parent”), and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Stockholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2005, by and among Parent, Big Bear Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the payment to Stockholder of a portion of the proceeds of the Merger in exchange for the Shares.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of (1) adoption and approval of the Merger Agreement, the Merger and all other actions and transactions contemplated by the Merger Agreement or this Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that are necessary, as determined by Parent and the Company, in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or this Proxy;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Acquisition Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, (C) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except if such action is permitted under the Merger Agreement, or (D) any amendment of the Company’s or any Subsidiary’s charter documents or any other action that is intended, or could reasonably be expected, to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters. Without limiting the foregoing sentence, the attorneys-in-fact and proxies named above may not exercise this Proxy to reduce the merger consideration or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholder) under the Merger Agreement or to reduce the obligations of Parent thereunder.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of its Subsidiaries. Stockholder executes this Proxy solely in his capacity as a Beneficial Owner of the Shares. So long as Stockholder is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, subject to the limitations contained in Section 5.3 of the Merger Agreement, without limitation, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated: June 27, 2005

Signature

Print Name

Address

Shares:

[SIGNATURE PAGE TO PROXY]

ANNEX D

June 27, 2005

Board of Directors

SeeBeyond Technology Corporation

800 E Royal Oaks Drive

Monrovia, CA 91016

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of SeeBeyond Technology Corporation (the “Company”) of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 27, 2005 (the “Agreement”), by and among the Company, Big Bear Acquisition Corporation (“Merger Sub”) and Sun Microsystems, Inc. (”Acquirer”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Acquirer (the “Transaction”).

Upon closing of the Transaction (“Closing”), each share of the common stock of the Company (“Company Common Stock”) will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $4.25 (the “Consideration”) upon surrender of the certificate representing such share of Company Common Stock. As additional consideration for the Transaction, (i) each warrant to purchase Company Common Stock (each such warrant, a “Company Warrant”) shall represent the right, upon the valid exercise thereof, to receive the Consideration payable upon the shares of the Company Common Stock previously issuable upon exercise of such Company Warrants; (ii) each vested option to purchase Company Common Stock other than options that have a per share exercise price equal to or greater than the Consideration (each such option, a “Cashed-Out Option”) outstanding immediately prior to the Closing shall terminate and the holder of such Cashed-Out Option shall be entitled to receive an amount of cash equal to the product of (x) the number of shares of Company Common Stock as to which such Cashed-Out Option was vested and exercisable immediately prior to Closing (giving effect to any acceleration of vesting resulting from the Transaction), and (y) the excess, if any, of the per share Consideration over the exercise price of such Cashed-Out Option immediately prior to Closing; and (iii) each option to purchase Company Common Stock other than a Cashed-Out Option outstanding shall be assumed by Acquirer on the terms and conditions more fully set forth in the Agreement.

SG Cowen & Co., LLC (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as a financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of February 3, 2005 (the “Engagement Letter”), a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Acquirer and have received fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement delivered to us on June 26, 2005;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

•	certain publicly available financial and other information for Acquirer;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”), prepared by the management of the Company;

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company and Acquirer;

•	certain operating results of the Company as compared to operating results, the reported price and trading histories of certain publicly-traded companies we deemed relevant;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquirer, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquirer. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts for the Company which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgment of such management as to the future performance of the Company, and such projections and synergies, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets. We discussed alternative transactions with you that may be available to the Company but did not take any further action.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that a copy of this letter may be included in its entirety in the proxy statement mailed to stockholders in connection with the Transaction in accordance with the terms of the Engagement Letter. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

[Signed by SG Cowen & Co., LLC]

ANNEX E

June 27, 2005

The Independent Board Members of SeeBeyond Technology Corporation

800 E. Royal Oaks Drive

Monrovia, California 91016

Dear Independent Members of the Board:

We understand that Sun Microsystems, Inc. (“Sun” or “Parent”), SeeBeyond Technology Corporation (“SeeBeyond” or the “Company”), and Big Bear Acquisition Subsidiary, a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger pursuant to which Big Bear Acquisition Subsidiary will merge with and into SeeBeyond (the “Merger”), as a result of which the Company shall continue its existence and become a wholly owned subsidiary of Parent. Pursuant to the Merger, each issued and outstanding share of SeeBeyond will be converted into the right to receive $4.25 per share in cash. Such transaction is referred to herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the independent members of the Board of Directors of the Company (the “Independent Board”) as to whether, as of the date hereof, the consideration to be received by the common stockholders of the Company in connection with the Transaction is fair to such stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002, and quarterly reports on Form 10-Q for the quarters ended March 31, 2005, September 30, 2004, and June 30, 2004, which the Company’s management has identified as being the most current financial statements available;

2.	reviewed the following information regarding the Company:

•	Proxy Statement and revisions dated May 5, 2005

•	Projected calendar year 2005 financial data provided by SeeBeyond management

•	Various press releases

•	Historical stock prices and trading activity

•	Publicly available research reports from Wall Street equity research—A.G. Edwards & Sons, Merriman Curhan Ford, and Piper Jaffray

•	Certain SeeBeyond management materials made available to Sun

3.	spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and the Transaction, and spoken with representatives of the Company’s investment bankers and counsel regarding the Company, the Transaction, and related matters;

4.	reviewed drafts of the following agreements:

•	Preliminary Term Sheet dated June 6, 2005

•	Draft of Agreement and Plan of Merger dated June 27, 2005

•	Draft of Form of Non-Competition and Non-Solicitation Agreement dated June 27, 2005

•	Draft of Form of Voting Agreement dated June 27, 2005

•	Draft of Company Disclosure Letter dated June 27, 2005

5.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the year ended December 31, 2005 and projections from 2006 through 2010 created utilizing Company management’s inputs and assumptions;

6.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

7.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the expected benefits of the Transaction to the stockholders of the Company. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in items above will not differ in any material respect from the drafts identified in said items.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock has traded or may trade subsequent to the disclosure or consummation of the Transaction.

This Opinion is furnished for the use and benefit of the Independent Board in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Independent Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction is fair, from a financial point of view, to such stockholders.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX F

DELAWARE GENERAL CORPORATION LAW

§262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

SEEBEYOND TECHNOLOGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James T. Demetriades and Mark A. Brooks, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of SeeBeyond Technology Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at [                                         ], California [                    ], on [                ], 2005, at [            ], local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE MERGER.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

You can now access your SeeBeyond account online.

Access your SeeBeyond Technology Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for SeeBeyond Technology Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2005 by and among Sun Microsystems, Inc., Big Bear Acquisition Corporation, a direct wholly owned subsidiary of Sun Microsystems, Inc., and SeeBeyond Technology Corporation, and to approve the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature	Date	Signature	Date

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sbyn		Telephone 1-866-540-5760		Mail

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.